EXHIBIT 2.6

PURCHASE AND SALE AGREEMENT

BETWEEN

ST. MARY LAND & EXPLORATION COMPANY

AS SELLER

AND

SEQUEL ENERGY PARTNERS, LP

AND

BAKKEN ENERGY PARTNERS, LLC

AND

THREE FORKS ENERGY PARTNERS, LLC

AS BUYER

DATED: JANUARY 7, 2010

i

EXHIBITS AND SCHEDULES

Exhibit A          Subject Interests and Surface Agreements
Exhibit B          Wells
Exhibit C          Excluded Assets
Exhibit D          Allocated Values
Exhibit E          Form of Assignment and Bill of Sale
Exhibit F          Form of Transition Services Agreement
Exhibit G          Marcellus Leasehold subject to Option
Schedule 1.02(g)            Production Imbalances
Schedule 4.06             Rights of Preferential Purchase
Schedule 4.07             Consents to Assignment
Schedule 5.06             Litigation
Schedule 5.08             Authorizations for Expenditures
Schedule 5.10             Plugging Obligations
Schedule 5.14             Inactive Wells
Schedule 5.17             Production Sales Agreements
Schedule 5.21             Non-Transferable Permits

v

Table of Defined Terms

Agreement	1	Lease and Leases	1
Allocated Values	6	Marketable Title	8
Assets	1	material	49
Assignment	11	Material Adverse Effect	49
Assumed Obligations	40	Material Adverse Interference	8
Bank	5	NORM	45
Breach	50	Notice of Disagreement	35
Buyer	1	OPA	17
Buyer’s Environmental Review	15	Parties	1
Casualty Loss	46	Party	1
CERCLA	17	PDNP	6
Claims	41	Permits	2
Closing	33	Permitted Encumbrances	11
Closing Date	33	Plugging and Abandonment
Contracts	2	Obligations	40
Deposit	5	Post-Closing Production Month	31
Documents	46	Probable and/or Possible Locations	6
Effective Time	7	Production Imbalances	7
Environmental Defect	17	PUD Locations	6
Environmental Defect Value	17	Purchase Price	5
Environmental Examination Period	15	Purchase Price Allocations and
Environmental Information	16	Adjustments	35
Environmental Laws	17	RCRA	17
Environmental Obligations	41	Records	3
Equipment	2	Representatives	41
Examination Period	8	Retained Obligations	40
Excluded Assets	3	Seller	1
Expiration Date	43	SELLER’S REPRESENTATIONS	21
Facilities	2	Statement	35
Final Settlement Date	35	Subject Interests	2
Final Settlement Statement	35	Surface Agreements	2
Governmental Authority	17	Tax	50
Hydrocarbons	1	Title Benefit	14
includes and including	49	Title Benefit Value	14
Independent Expert	19	Title Claim Date	9
Information	26	Title Defect	8
Interim Operating Expenses	34	Title Defect Value	9
knowledge or knowingly	49	Wachovia Liens	13
Lands	1	Wells	2
Laws	12

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 7th day of January, 2010, by and between ST. MARY LAND & EXPLORATION COMPANY, a Delaware corporation (“Seller”), and SEQUEL ENERGY PARTNERS, LP, a Delaware limited partnership, BAKKEN ENERGY PARTNERS, LLC, a Delaware limited liability company, and THREE FORKS ENERGY PARTNERS, LLC, a Delaware limited liability company (collectively, “Buyer” and individually, a “Party Buyer”).  Buyer and Seller are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”

R E C I T A L S:

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets (as defined below), all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) cash in hand paid and of the mutual benefits derived and to be derived from this Agreement by each Party, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE 1

ASSETS

Section 1.01   Agreement to Sell and Purchase.  Subject to and in accordance with the terms and conditions of this Agreement, Buyer, in the respective undivided percentage of ownership as set forth in Exhibit E, agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer.

Section 1.02   Assets.  Subject to Section 1.03, the term “Assets” shall mean all of Seller’s right, title, and interest in and to:

(a) The oil, gas, and other mineral leases described on Exhibit A (collectively, the “Leases” and singularly a “Lease”) and any overriding royalty interests, royalty interests, non-working or carried interests, mineral fee interests, operating rights, and other rights and interests described in Exhibit A, together with the lands covered thereby or pooled, communitized, or unitized therewith (the “Lands”), but excluding any specifically described excluded depths, intervals, or lands set forth in Exhibit A, however including in the defined terms Leases and Lands the following: (i) all right, title, and interest of Seller in and to any other mineral interests of any nature (A) located in, on, or under the Lands, or (B) which are attributable to the proration or spacing unit or designated pooled unit for any of the Wells (as hereinafter defined), in each case whether or not described in or omitted from Exhibit A, (ii) all rights with respect to any pooled, communitized, or unitized interest by virtue of any Leases and Lands or the interests described in clause (i) above being a part thereof, and (iii) all production of oil, gas, associated liquids, and other hydrocarbons (collectively “Hydrocarbons”) after the Effective Time from the Leases and the Lands, and from any such pooled, communitized, or unitized interest and allocated to any of the Leases or Lands or the interests described in clause (i) above (the Leases, the Lands, and the rights described in clauses (i) and (ii) above, and the Hydrocarbons described in clause (iii) above, being collectively referred to as the “Subject Interests” or, singularly, a “Subject Interest”);

(b) all easements, rights-of-way, servitudes, surface leases, surface use agreements, and other rights or agreements related to the use of the surface and subsurface (the “Surface Agreements”), in each case to the extent used in connection with the operation of the Subject Interests, including those set forth on Exhibit A;

(c) to the extent assignable or transferable, all permits, licenses, franchises, consents, approvals, and other similar rights and privileges (the “Permits”), in each case to the extent used in connection with the operation of the Subject Interests;

(d) all equipment, machinery, fixtures, spare parts, inventory, and other personal property (including Seller’s leasehold interests therein subject to any necessary consents to assignment) used in connection with the operation of the Subject Interests or in connection with the production, treatment, compression, gathering, transportation, sale, or disposal of Hydrocarbons produced from or attributable to the Subject Interests or any water, byproducts, or waste produced from the Subject Interests or in association with or incident to the production of Hydrocarbons, or otherwise attributable thereto (collectively the “Equipment”); all wells located on the Leases or the Lands or on lands pooled, communitized, or unitized therewith , whether such wells are producing, shut in, or abandoned, and whether for production, produced water injection or disposal, or otherwise, and including those specifically described in Exhibit B (collectively, the “Wells”) together with all of Seller’s interests within the spacing, producing, proration, federal exploratory, enhanced recovery, or governmentally prescribed or voluntary unit attendant to the Wells, including the wellhead equipment, pumps, pumping units, flowlines, gathering systems, pipe, tanks, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, buildings, trailers, and offices used in connection with the Subject Interests and the other matters described in this definition of Assets (the “Facilities”);

(e)  to the extent assignable or transferable, (i) all contracts, agreements, drilling contracts, equipment leases, production sales and marketing contracts, farm-out and farm-in agreements, operating agreements, service agreements, unit agreements, gas gathering and transportation agreements, and other contracts, agreements, and arrangements, relating to the Subject Interests and the other matters described in this definition of Assets, and subject to, and in accordance with, any limitations set forth in such agreements, and (ii) equipment leases and rental contracts, service agreements, supply agreements, and other contracts, agreements, and arrangements relating to the Subject Interests and the other matters described in this definition of Assets (the agreements identified in clauses (i) and (ii) above  being collectively, the “Contracts”);

(f) all files, records, and data, whether electronic or hard copy, relating to the items described in Sections 1.02 (a) through (e) maintained by Seller including, without limitation, the following, if and to the extent that such files exist: all books, records, reports, manuals, files, title documents (including correspondence), records of production and maintenance, revenue, sales, expenses, warranties, lease files, land files, well files, division order files, abstracts, title opinions, assignments, reports, property records, contract files, operations files, HSE incident reports, material safety data sheets, copies of tax and accounting records (but excluding Federal and state income tax returns and records) and files, maps, core data, hydrocarbon analysis, well logs, mud logs, field studies together with other files, contracts, and other records and data including all geologic and geophysical data and maps, but excluding from the foregoing those files, records, and data subject to written unaffiliated third party contractual restrictions on disclosure or transfer (the “Records”).  To the extent that any of the Records contain interpretations of Seller, Buyer agrees to rely on such interpretations at its sole risk and without any duty on the part of Seller regarding such interpretations; and

(g) all Production Imbalances, including those set forth on Schedule 1.02(g) as of the Effective Time.

Section 1.03   Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved, and excluded from the sale, transfer, and assignment contemplated hereby the following excluded properties, rights, and interests (collectively, the “Excluded Assets”):

(a) those assets, interests, rights, and properties described in Exhibit C;

(b) all trade credits and all accounts, instruments, and general intangibles attributable to the Assets with respect to any period of time prior to the Effective Time;

(c) except for those Claims or rights against a third party for which Buyer has agreed to indemnify Seller pursuant to the terms of this Agreement, all Claims of Seller,

(i) arising from acts, omissions, or events, or damage to or destruction of property, occurring prior to the Effective Time,

(ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), or

(iii) with respect to any of the other Excluded Assets;

(d) all rights and interests of Seller,

(i) under any policy or agreement of insurance or indemnity,

(ii) under any bond, or

(iii) to any insurance or condemnation proceeds or awards arising in each case from acts, omissions, or events, or damage to or destruction of property, occurring prior to the Effective Time;

(e) all Hydrocarbons produced from or otherwise attributable to the Subject Interests with respect to all periods prior to the Effective Time, excluding those Hydrocarbons referenced in Section 1.02(g) together with all proceeds from the sale of such Hydrocarbons, and all Tax credits attributable thereto;

(f) all Claims of Seller for refunds of or loss carry forwards with respect to

(i) ad valorem, severance, production, or any other Taxes attributable to any period prior to the Effective Time,

(ii) income, gross margin, or franchise Taxes,

(iii) any Taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement;

(g) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(h) all proceeds, income, or revenues (and any security or other deposits made) attributable to the Assets for any period prior to the Effective Time, or any other Excluded Assets;

(i) subject to Section 1.02(f), all of Seller’s proprietary technology and improvements, computer software, patents, trade secrets, copyrights, names, trademarks, logos, and other intellectual property;

(j) all documents and instruments of Seller that may be protected by an attorney-client or other privilege;

(k) data, information, and other property, rights, or interests that cannot be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements;

(l) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the other Excluded Assets;

(m) all computers, printers, and other electronic equipment located in any buildings, offices, or trailers that may belong to Seller and that may constitute part of the Assets, including, all software and electronic data relating in any way to such electronic equipment;

(n) All corporate, income tax, and financial records of Seller not included in the Records; and

(o) all agreements providing for options, swaps, floors, caps, collars, forward sales, or forward purchases involving commodities or commodity prices, or indexes based on any of the foregoing and all other similar agreements and arrangements.

ARTICLE 2

PURCHASE PRICE

Section 2.01   Purchase Price.  The total cash consideration for the purchase, sale, and conveyance of the Assets to Buyer and Buyer’s assumption of the Assumed Obligations and all other liabilities provided for in this Agreement, is Buyer’s payment to Seller of the sum of One Hundred Thirty Seven Million Dollars ($137,000,000.00) (the “Purchase Price”), as adjusted in accordance with the provisions of this Agreement.  As further consideration for this transaction, if Closing occurs, Three Forks Energy Partners, LLC will grant to Seller the option to purchase various leases located in Pennsylvania, all as described in Section 14.17.

Section 2.02   Deposit.

(a) Concurrently with the execution of this Agreement by Buyer and Seller, Buyer shall deliver to Seller in immediately available funds a performance guarantee deposit in an amount equal to $6,850,000.00 (the “Deposit”) in accordance with wire transfer instructions provided by Seller to Buyer.

(b) Subject to the proviso set forth in Section 11.01, if this Agreement is terminated by Seller pursuant to Section 11.01(b) and Seller does not waive the non-satisfaction of any conditions to Closing set forth in Article 8, , Seller shall retain the Deposit as liquidated damages, which remedy shall be the sole and exclusive remedy available to Seller for Buyer’s failure to perform its obligations under this Agreement. Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) the Deposit is a reasonable estimate of such actual damages, and (iii) such liquidated damages do not constitute a penalty.

(c) Subject to the proviso set forth in Section 11.01, if this Agreement is terminated (i) by Buyer pursuant to Section 11.01(c) [which election to terminate by Buyer shall not be abrogated due merely to Seller having previously terminated this Agreement  pursuant to Section 11.01(b); provided Buyer is otherwise entitled to assert such right to terminate this Agreement] and Buyer does not waive the non-satisfaction of any conditions to Closing set forth in Article 9, (ii) by Buyer pursuant to Section 11.01(g), or (iii) by Buyer or Seller pursuant to Section 11.01(a), Section 11.01(d), Section 11.01(e), Section 11.01(f), or Section 13.03(b), then Seller shall promptly return to Buyer in immediately available funds within three (3) business days after the event giving rise to such return obligation pursuant to wire transfer instructions to be provided timely by Buyer to Seller. Buyer and Seller shall thereupon have the rights and obligations set forth elsewhere herein.

(d) If all conditions precedent to the obligations of Seller set forth in Article 8 have been met, then notwithstanding any provision in this Section 2.02 to the contrary, if Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise Breaches this Agreement in any respect prior to Closing so as to cause Closing not to occur, and Buyer is ready and otherwise able to close, Buyer shall have the right at its sole election, to either (i) within three (3) business days after the determination that the Closing will not occur, have the Deposit paid to Buyer and Seller shall pay Buyer an additional amount equal to the Deposit as liquidated damages or (ii) Buyer shall have the right to pursue specific performance of this Agreement and will not be required to post a bond in connection therewith, provided that Buyer must file an action for specific performance within 30 days of Seller’s Breach.  If Buyer elects to pursue specific performance, Buyer must pursue specific performance as its sole and exclusive remedy in lieu of all other legal and equitable remedies.  If such action for specific performance is not filed within 30 days of Seller’s Breach, Buyer shall be deemed to have waived all legal and equitable remedies and its sole remedy for Seller’s Breach of this Agreement that caused Closing not to occur shall be limited to the return of the Deposit, the liquidated damages described above in this subsection (d), and the termination of this Agreement. Buyer and Seller acknowledge and agree that if Closing does not occur as a consequence of Seller’s Breach of this Agreement, (i) Buyer’s actual damages upon the event of a termination are difficult to ascertain with any certainty, (ii) an amount equal to the Deposit is a reasonable estimate of such actual damages, and (iii) such liquidated damages do not constitute a penalty.

Section 2.03   Allocated Values.  The Purchase Price is allocated among the Assets (including the Wells, PUD Locations, PDNP, and Probable and/or Possible Locations) as set forth in Exhibit D (the “Allocated Values”). In no event shall the aggregate of the Allocated Values of the Wells, PUD Locations, PDNP, Probable and/or Possible Locations, and any other item specified on Exhibit D (such as undeveloped leasehold) exceed the unadjusted Purchase Price. The term “PUD Locations” means those Proved Undeveloped potential well locations specifically identified in Exhibit D.  The term “PDNP” means Proved Developed Not Producing intervals as specifically identified on Exhibit D. The term “Probable and/or Possible Locations” means those locations specifically identified and designated as such on Exhibit D.  Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of Article 4.    For tax purposes, the Parties agree that they shall allocate the Purchase Price, as adjusted hereunder, among the Assets in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder based upon the fair market values for the Assets.  The Purchase Price allocation shall be agreed upon before the earliest due date of the Tax returns of Seller and Buyer for the year in which the Closing Date occurs.  Seller and Buyer agree to file all information reports and Tax returns (including IRS Form 8594 and any amended Tax returns or claims for refund) in a manner consistent with the Purchase Price allocation agreed upon under this Section 2.03.

Section 2.04   Section 1031 Like-Kind Exchange.  Seller and Buyer hereby agree that Seller shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Likewise, Buyer shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. If Seller assigns all or any of its rights under this Agreement for this purpose, Buyer agrees to (a) consent to Seller’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Buyer, and (b) pay the Purchase Price (or a designated portion thereof as specified by Seller) into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns all or any of its rights under this Agreement for this purpose, Seller agrees to (i) consent to Buyer’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Seller, (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to Buyer the Assets (or any portion thereof) as directed by Buyer. Seller and Buyer acknowledge and agree that any assignment of this Agreement  (or any rights hereunder) to a Qualified Intermediary shall not release any Party from any of its respective liabilities and obligations hereunder, and that neither Party represents to the other Party that any particular tax treatment will be given to any Party as a result thereof.  The Party electing to assign all or any of its rights under this Agreement pursuant to this Section 2.04 shall defend, indemnify, and hold harmless the other Party and its Affiliates from all Claims arising from or relating to such election.

ARTICLE 3

EFFECTIVE TIME

Section 3.01   Ownership of Assets.  If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, but effective for all purposes as of 7:00 a.m. local time at the location of the Assets on November 1, 2009 (the “Effective Time”).

Section 3.02   Production Imbalances.

(a) Assumption of Production Imbalances Upon Closing.  On the Closing Date (and upon the delivery to Buyer of the Assignment), Buyer shall assume the positions of Seller with respect to all gas imbalances and make-up obligations related to the Assets regardless of whether such imbalances or make-up obligations arise before or after the Effective Time, at the wellhead, pipeline, gathering system, or other location, and regardless of whether the same arise under contract or otherwise (the “Production Imbalances”). As a result of such assumption, Buyer shall (a) be entitled to receive any and all benefits which Seller would have been entitled to receive by virtue of its position, including rights to produce and receive volumes of production in excess of volumes which it would otherwise have been entitled to produce and to receive cash gas balancing by virtue of ownership of the Assets, (b) be obligated to suffer any detriments or losses which Seller would have been obligated to suffer by virtue of such position, including the obligation to deliver to others production volumes which would have otherwise been attributable to its ownership of the Assets, to deliver production to purchasers thereof without Buyer receiving full payment therefor, or to make cash balancing payments or to repay any take or pay payments, and (c) be responsible for any and all royalty obligations and other burdens with respect to such Production Imbalances; provided however, nothing in this subsection (a) of Section 3.02 shall relieve Seller from any royalty obligation affecting production Seller has actually received for production occurring prior to the Effective Time.

(b) Purchase Price Adjustment for Production Imbalances.  To the extent that at and as of Closing there exist any Production Imbalances different from those set forth on Schedule 1.02(g), such shall be a credit for the benefit of Seller if an underproduced volume and a debit to Seller if an overproduced volume.  The value of such credit or debit shall be determined by the mutual agreement of Seller and Buyer taking into consideration the value of the benefit or the obligation that will impact Buyer from and after Closing related to such difference in the Production Imbalances and shall consider the timing and pricing elements of the make-up obligation or recoupment right impacting Buyer from and after Closing. If the Parties are unable to reach a mutual agreement on the value of such variations within thirty (30) days of Closing, such shall be determined in accordance with the provisions of Section 4.13.

ARTICLE 4

TITLE AND ENVIRONMENTAL MATTERS

Section 4.01   Examination Period.  Until 5:00 p.m. MST on the date which is seven (7) days prior to the Closing Date (the “Examination Period”), Seller shall permit Buyer and/or its representatives to examine during normal business days and hours at a location designated by Seller, all abstracts of title, title opinions, title files, ownership maps, lease, Well and division order files, assignments, operating, and accounting records and all Surface Agreements, Permits, Contracts, and other agreements, data, analyses, and information pertaining to the Assets insofar as same may now be in existence and in the possession of Seller, subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon Seller and relating to such data.

Section 4.02   Title Defects.  The term “Title Defect” means (a) any encumbrance on, encroachment on, irregularity in, defect in, or objection to Seller’s ownership of the Assets that causes Seller not to have Marketable Title to a Well, a PUD Location, a PDNP, or a Probable and/or Possible Location as described in Exhibit D or (b) any default by Seller under a lease, farm-out agreement, or other contract or agreement that would (i) result in a Material Adverse Interference with the operation, value, or use of such Asset, (ii) prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein, or (iii) result in cancellation of all or a portion of Seller’s interest therein.  For purposes of this Article 4, and as otherwise expressly used in this Agreement, the term “Material Adverse Interference” means any event, violation, inaccuracy, circumstance, or other matter that reasonably could be expected to result in an increase of costs, or a reduction of revenues, in any month by an amount in excess of $10,000.  The term “Marketable Title” means such ownership by Seller in the Assets that:

(a) entitles Seller to receive not less than the percentage set forth in Exhibit D as Seller’s Net Revenue Interest of all Hydrocarbons produced, saved, and marketed from such Well, PUD Location, PDNP, or Probable and/or Possible Locations described in such exhibit, all without reduction, suspension, or termination of such interest throughout the productive life of such Well (or with respect to a PUD location, PDNP, or Probable and/or Possible Location, the productive life of any Well, or completion thereon), except as specifically set forth in such exhibit;

(b) obligates Seller to bear not greater than the percentage set forth in Exhibit D as Seller’s Working Interest of the costs and expenses relating to the maintenance, development, and operation of such Well, PUD Location, PDNP, or Probable and/or Possible Locations, all without increase throughout the productive life of such Well, except as specifically set forth in such exhibit; and

(c) is free and clear of all liens, encumbrances, and defects in title, which shall include any law, rule, order, or regulation that prohibits development on the Leases or Lands.

Section 4.03   Notice of Title Defects.  Buyer shall provide Seller notice of all Title Defects no later than 5:00 p.m. MST on the date which is seven (7) days prior to the Closing Date (the “Title Claim Date”). To be effective, such notice must (a) be in writing, (b) be received by Seller on or prior to the Title Claim Date, (c) describe the Title Defect (including any alleged variance in the Net Revenue Interest or Working Interest), (d) identify the specific Asset or Assets affected by such Title Defect, (e)  include the Title Defect Value, as reasonably determined by Buyer in good faith, and (f) comply with the limitations and Title Defect Value qualifications set forth in Section 4.14. Any matters identified by Buyer during the Examination Period that constitute Title Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances and Assumed Obligations hereunder.  Upon receipt of notices of Title Defects, the Parties shall meet and determine upon which of the Title Defects, Title Defect Values, and methods of cure the Parties have reached agreement. Upon the receipt of such notice from Buyer, Seller shall have the option, but not the obligation, for a period ending ninety (90) days after the Closing to cure such defect. If Seller should not elect to cure a Title Defect, and no aspect of such defect is reasonably in dispute, the Purchase Price shall be adjusted for such defect by the amount of the Title Defect Value.

(a) The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below:

(i) If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset;

(ii) If the Title Defect asserted is that the Net Revenue Interest attributable to any Well, PUD Location, PDNP, or Probable and/or Possible Locations is less than that stated in Exhibit D, then the Title Defect Value shall be the absolute value of the number determined by the following formula:

Title Defect Value  = A  x  (1-[B/C])

A  = Allocated Value for the affected Asset

B  = Correct Net Revenue Interest for the affected Asset

C  = Net Revenue Interest for the affected Asset as set forth on Exhibit D.

(iii) If the Title Defect represents an obligation, encumbrance, burden, or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Value placed upon the Title Defect by Buyer and Seller;

(iv) If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire post Effective Time productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value;

(v) The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder;

(vi) Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Wells, PUD Locations, PDNP, Probable and/or Possible Locations, or other Assets affected thereby;

(vii) If the Title Defect Value of an Asset is equal to the Allocated Value of such Asset, the affected Asset shall remain in the purchase and sale contemplated by this Agreement, but the Purchase Price shall be adjusted accordingly;

(viii) Notwithstanding the provisions of this Section 4.03 to the contrary, the Title Defect Value of any Title Defect comprising a required consent not obtained (other than governmental consents customarily obtained after Closing) shall be determined pursuant to Section 4.07; and

(ix) Such other factors as are reasonably necessary to make a proper evaluation.

(b) The term Title Defect shall not include those matters deemed not to impair marketability in accordance with the applicable title standards for the state in which the affected Asset(s) is located.

Section 4.04   Remedies for Title Defects.

(a) For any Title Defect noticed pursuant to Section 4.03 that has not been cured at or prior to Closing, the Purchase Price shall, subject to the provisions of Section 4.14, be decreased at Closing by either (i) the amount the Parties acting reasonably and in good faith agree in lieu of a cure of the asserted Title Defect, or (ii) with respect to any Title Defect for which the Parties have not yet agreed as to the validity of the Title Defect, the Title Defect Value, or the manner of cure, then by the amount of the Title Defect Value asserted by Buyer for such uncured or unadjusted Title Defect.

(b) Notwithstanding anything to the contrary in this Section 4.04, if any Title Defect is in the nature of a consent to assignment that is not obtained or other restriction on assignment, the provisions of Section 4.07 shall apply.

(c) If at the expiration of thirty (30) days after Closing, the Parties have not agreed upon the validity of any asserted Title Defect, the appropriate cure of the same, or the Title Defect Value attributable thereto, either Party shall have the right to elect to have any such dispute determined by an Independent Expert pursuant to Section 4.13.

(d) Once a Title Defect is cured by Seller at its sole cost and expense to Buyer’s reasonable satisfaction, or the existence or value of the Title Defect is determined with finality either by agreement between the affected Parties or in accordance with Section 4.13, Buyer shall promptly pay to Seller (i) in the case of a Title Defect which is cured, the amount the Purchase Price was decreased at Closing as a result of this previously uncured Title Defect or (ii) in the case of an Asset affected by an unresolved Title Defect and for which the validity of the Title Defect or the Title Defect Value is determined with finality whether by agreement or in accordance with Section 4.13, the difference, if any, between the amount the Purchase Price was decreased at Closing as a consequence of such  asserted and unresolved Title Defect and the amount determined with finality.

Section 4.05   Special Warranty of Title.  The documents to be executed and delivered by Seller to Buyer, transferring title to the Assets as required hereby, including the Assignment and Bill of Sale the form of which (subject to modification to meet state recording statute requirements) is attached hereto as Exhibit E (the “Assignment”), shall provide for a special warranty of title, by, through, and under Seller, subject to the Permitted Encumbrances and the terms of this Agreement. The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(a) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production, or operation of the Assets or for the purpose of developing, producing, or processing Hydrocarbons therefrom or therein, and (ii) liens of materialmen, mechanics, repairman, employees, contractors, or operators, or other similar liens or charges for liquidated amounts arising in the ordinary course of business (A) that Seller has agreed to retain or pay pursuant to the terms hereof, or (B) for which Seller is responsible for paying or releasing at the Closing;

(b) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which Seller has agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;

(c) the terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in (including any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of) the Contracts, Surface Agreements, and Leases, or other terms in such instruments that create or reserve to Seller its interest in the Assets; provided, that, such matters do not operate to (i) reduce the Net Revenue Interest of Seller in any Well, PUD Location, PDNP, or Probable and/or Possible Locations below that reflected in Exhibit D, or (ii) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller with respect to any Well, PUD Location, PDNP, or Probable and/or Possible Locations as reflected in Exhibit D, unless there is a proportionate increase in Seller’s applicable Net Revenue Interest;

(d) any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit, and all applicable federal, state, and local laws, rules, regulations, guidance, ordinances, decrees, and orders of any Governmental Authority (“Laws”);

(e) any (i) easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs, or the like, that do not result in a Material Adverse Interference with the operation, value or use of the Assets as they are currently being used by Seller, and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways, and other similar rights-of-way that do not result in a Material Adverse Interference with the operation, value or use of the Assets as they are currently being used by Seller on, over, or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits, or licenses;

(f) all royalties, overriding royalties, net profits interests, carried interests, production payments , reversionary interests, and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, whether recorded or unrecorded  that do not (i) reduce the Net Revenue Interest of Seller in any Well, PUD Location, PDNP, or Probable and/or Possible Locations to less than that shown in Exhibit D, or (ii) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller with respect to any Well, PUD Location, PDNP, or Probable and/or Possible Locations to more than that shown in Exhibit D, unless there is a proportionate increase in Seller’s applicable Net Revenue Interest;

(g) preferential rights to purchase or similar agreements (i) with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights, or (ii) not exercised prior to Closing, subject to Section 4.06;

(h) required third party consents to assignments or similar agreements with respect to which (i) waivers or consents have been obtained from the appropriate parties for the transaction contemplated hereby, or (ii) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(i) all rights to consent by, required notices to, filings with, or other actions by, Governmental Authorities in connection with the sale, transfer, or conveyance of the Assets that are customarily obtained after such sale or conveyance;

(j) production sales contracts; division orders; contracts for sale, purchase, exchange, refining, or processing of hydrocarbons; unitization and pooling designations, declarations, orders, and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering, and transportation agreements; injection, repressuring, and recycling agreements; water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that are ordinary and customary to the oil, gas, and other mineral exploration, development, processing, or extraction business or in the business of processing of gas and gas condensate production for the extraction of products therefrom; provided, that, such matters do not (i) reduce the Net Revenue Interest of Seller in any Well, PUD Location, PDNP, or Probable and/or Possible Locations as reflected in Exhibit D or (ii) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller with respect to any Well, PUD Location, PDNP, or Probable and/or Possible Locations as reflected in Exhibit D, unless there is a proportionate increase in Seller’s applicable Net Revenue Interest;

(k) rights reserved to or vested in any Governmental Authority to control or regulate any of the Wells or units included in the Assets and the applicable laws, rules, and regulations of such Governmental Authorities;

(l) all defects and irregularities affecting the Assets which individually or in the aggregate do not (i) reduce the Net Revenue Interest of Seller in any Well, PUD Location, PDNP, or Probable and/or Possible Locations as reflected in Exhibit D, (ii) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Seller with respect to any Well, PUD Location, PDNP, or Probable and/or Possible Locations as reflected on Exhibit D unless there is a proportionate increase in Seller’s applicable Net Revenue Interest, or (iii) otherwise result in a material and adverse interference with the operation, value, or use of the Assets;

(m) conventional rights of reassignment arising upon decision to surrender or abandon an interest; and

(n) all deeds of trust and other security interests burdening the Assets granted by Seller in connection with its credit facilities under which Wachovia Bank serves as administrative agent (the “Wachovia Liens”), it being understood that the release of the Wachovia Liens is a condition to the Closing as provided in Section 9.04.

Section 4.06   Preferential Rights to Purchase.

(a) After consultation with Buyer, Seller shall use its reasonable efforts, but without any obligation to incur anything but reasonable costs and expenses in connection therewith, to comply with all preferential right to purchase provisions relative to any Asset prior to the Closing, including those rights of preferential purchase identified on Schedule 4.06.

(b) Prior to the Closing, Seller shall promptly notify Buyer if any of such preferential purchase rights are exercised or if the requisite period has elapsed without such rights having been exercised.

(c) If a third party who has been offered an interest in any Asset pursuant to a preferential right to purchase elects prior to the Closing to purchase all or part of such Asset, and the closing of such transaction occurs on or before the Closing Date, then the Asset or part thereof so affected will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of such Asset. If (i) any such third party has elected to purchase all or a part of an interest in any Asset subject to a preferential right to purchase, but has failed to close the transaction by the Closing Date or (ii) an interest is offered by Seller pursuant to a preferential right to purchase for which notice has been given but the time period for response by the holder of such right extends beyond the Closing,  Buyer may elect, at any time prior to three business days before Closing, to exclude the Asset affected by such preferential right and to reduce the Purchase Price by the Allocated Value of the affected Asset.  If Buyer excludes the Asset affected by such preferential right, and the holder of the preferential right fails to exercise such right or exercises such right but fails to close within ninety (90) days after the Closing, Seller shall promptly notify Buyer of such failure and Buyer shall within thirty (30) days after its receipt of such notice require that Seller tender such Asset to Buyer for purchase pursuant to the terms hereof at the Allocated Value of the affected Assets and the Buyer shall purchase such Asset on all such terms.

Section 4.07   Consents to Assignment.  If any Asset is subject to a Title Defect as a result of a consent to assignment not having been obtained, including those consents to assignment set forth on Schedule 4.07, or, of the existence of other restrictions on assignment or conveyance, then if such consent is not obtained prior to the Closing, Buyer may elect at any time prior to three (3) business days before Closing to exclude the Asset affected by the consent requirement and to reduce the Purchase Price by the Allocated Value of the Asset affected by the failure to obtain consent.  If Buyer excludes the Asset affected by such consent requirement and Seller obtains the consent after Closing within ninety (90) days after the Closing, Seller shall promptly notify Buyer that Seller has obtained such consent and Buyer shall within thirty (30) days after its receipt of such notice require that Seller tender the Asset to Buyer for purchase pursuant to the terms hereof at the Allocated Value of the affected Asset and the Buyer shall purchase the Asset on all such terms.

Section 4.08   Remedies for Title Benefits.

(a) If Buyer discovers any Title Benefit affecting the Assets, it shall promptly notify Seller in writing thereof. Subject to Section 4.14, Seller shall be entitled to an upward adjustment to the Purchase Price with respect to all Title Benefits in an amount (the “Title Benefit Value”) determined in accordance with the formula provided for in this Section 4.08(a).  The term “Title Benefit” shall mean Seller’s Net Revenue Interest in any Well, PUD Location, PDNP, or Probable and/or Possible Locations that is greater than or in addition to the Net Revenue Interest set forth in Exhibit D, or Seller’s Working Interest in any Well, PUD Location, PDNP, or Probable and/or Possible Locations that is less than the Working Interest set forth in Exhibit D (without a proportionate decrease in the Net Revenue Interest). The Title Benefit Value shall be the absolute value of the number determined by the following formula:

Title Benefit Value  = [A  x  (B/C)] - A

A  = Allocated Value for the affected Asset

B  = Correct Net Revenue Interest for the affected Asset

C  = Net Revenue Interest for the affected Asset as set forth on Exhibit D.

(b) If the Title Benefit represents a decrease in Working Interest for which there is not a proportionate decrease in Net Revenue Interest, the amount of the Title Benefit Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Benefit, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the post Effective Time life of the affected Asset, and the Title Benefit Values placed upon the Title Benefit by Buyer and Seller.

(c) If the Parties have not agreed on the amount of the Title Benefit Value of a Title Benefit by the expiration of thirty (30) days after Closing, Seller or Buyer shall have the right to elect to have such Title Benefit Value determined by an Independent Expert pursuant to Section 4.13. If the Title Benefit Value is not determined pursuant to this Agreement by the Closing, the Purchase Price paid at Closing shall be increased, subject to Section 4.14, by the Title Benefit Value determined by Seller, acting reasonably and in good faith, and, subject to Section 4.14. Upon the final determination of Title Benefit Value either by mutual agreement of the Parties or by the Independent Expert, (i) Seller shall refund to Buyer the amount, if any, by which the amount so paid by Buyer at Closing exceeds such Title Benefit Value, or (ii) Buyer shall pay to Seller the amount, if any, by which such Title Benefit Value exceeds the amount so paid by Buyer at Closing.

Section 4.09   Environmental Review.  Buyer may conduct an environmental assessment of the Assets prior to the expiration of the Title Claim Date, subject to the following:

(a) Buyer shall have the right to conduct a Phase I (as that term is defined by the American Society for Testing and Materials) environmental assessment of the Assets prior to the expiration of the Examination Period  (“Buyer’s Environmental Review”) and Seller shall provide to Buyer a copy of any environmental review (including any Environmental Information as defined in Section 4.09(b)) Seller has in its possession subject to the same terms of confidentiality subsequently set forth;

(i) The cost and expense of Buyer’s Environmental Review shall be borne solely by Buyer;

(ii) Prior to the Closing, all inspections must be coordinated through a designated representative of Seller who may accompany Buyer during the course of Buyer’s inspection of the Assets;

(iii) All environmental assessments shall be conducted by Buyer, its employees, agents, and other representatives at Buyer’s expense;

(iv) Prior to the Closing, Buyer shall give Seller notice not more than seven (7) days and not less than forty eight (48) hours before any visits by Buyer and/or its consultant to the Assets;

(v) Buyer shall provide Seller a copy of any final Phase I environmental assessment report affecting the Assets promptly after Buyer’s receipt of the same;

(vi) Buyer shall give Seller prompt written notice [and obtain Seller’s prior written consent (not to be unreasonably withheld)] if Buyer desires to conduct a Phase II (as that term is defined by the American Society for Testing and Materials) study prior to the expiration of the Examination Period based on the recommendations of Buyer’s independent environmental consultant (acting reasonably) with respect to the Assets.  With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller;

(vii) Buyer and/or its consultant shall perform all such work in a safe and workmanlike manner, shall not unreasonably interfere with Seller’s operations, and shall comply with all Laws of applicable Governmental Authorities;

(viii) Buyer shall be solely responsible for obtaining any third party consents that are required in order to perform any work comprising Buyer’s Environmental Review, Buyer shall consult with Seller prior to requesting each such third party consent, and Seller shall use commercially reasonable efforts to assist Buyer in obtaining such third party consents; and

(ix) Buyer hereby agrees to release and defend, indemnify and hold harmless Seller and Seller’s Representatives from and against all Claims made by (or attributable to the acts or omissions of) Buyer or Buyer’s Representatives (INCLUDING THOSE RESULTING FROM THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF SELLER OR ANY OF SELLER’S REPRESENTATIVES) arising out of or relating to Buyer’s Environmental Review. The release and indemnity provisions of this Section 4.09 shall survive termination or Closing of this Agreement notwithstanding anything to the contrary provided for in this Agreement.

(b) Unless otherwise required by applicable Laws, Buyer shall treat any matters revealed by Buyer’s Environmental Review and any environmental review documents provided by Seller to Buyer, including any analyses, compilations, studies, documents, reports, or data prepared or generated from such review (the “Environmental Information”), as confidential, and, except as provided below, Buyer shall not disclose any Environmental Information to any Governmental Authority or other third party without the prior written consent of Seller unless Buyer is required by applicable Law to disclose such Environmental Information to a Governmental Authority. Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. The Environmental Information shall be disclosed by Buyer to only those persons who need to know the Environmental Information for purposes of evaluating the transaction contemplated by this Agreement, and who agree to be bound by the terms of this Section 4.09. If Buyer or any third party to whom Buyer has provided any Environmental Information is requested, compelled, or required to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file for any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, upon Seller’s request Buyer shall deliver the Environmental Information, and all copies thereof and works based thereon, to Seller, which Environmental Information shall become the sole property of Seller. Upon request, Buyer shall provide copies of the Environmental Information to Seller without charge. The terms and provisions of this Section 4.09(b) shall survive any termination of this Agreement, notwithstanding anything to the contrary.

Section 4.10   Definitions Used in Article 4 and in this Agreement.

(a) Environmental Defects. The term “Environmental Defect” shall mean, with respect to any given Asset, (i) a violation of or noncompliance with Environmental Laws in effect as of the Closing in the jurisdiction in which such Asset is located, or (ii) the presence upon or under an Asset of a condition that (y) requires, either currently or in the future, remediation under Environmental Laws in effect as of the Closing (excluding normal plugging and abandonment, removal of equipment, and surface restoration after abandonment) or (z) as such condition then exists, it constitutes a current and existing Breach of an existing Lease or Contract.

(b) Governmental Authority. The term “Governmental Authority” shall mean the United States and any state, county, city, and political subdivisions that exercise jurisdiction, and any agency, department, board, commission, or other instrumentality thereof.

(c) Environmental Laws. The term “Environmental Laws” shall mean any and all laws (including without limitation, the common law), statutes, ordinances, rules, regulations, or orders of any Governmental Authority pertaining to environment, health and safety, and natural resources (including those imposing remedial or restoration obligations, but excluding laws, orders, rules, and regulations that pertain to the prevention of waste relating to oil and gas production allowables or the protection of correlative rights) or the protection of wildlife or the environment including, without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 (“OPA”), any state laws implementing the foregoing federal laws, and any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws in effect as of the date hereof which are applicable to the Assets.  For purposes of this Agreement, the terms “hazardous substance,” “release,” and “disposal” have the meanings specified in the applicable Environmental Laws as in effect as of the date hereof.

(d) Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the estimated costs and expenses net to Seller’s interest in the affected portion of the Assets to correct and/or remediate such Environmental Defect in the most cost effective manner reasonably available, consistent with requirements of Environmental Laws, taking into account that non-permanent remedies (such as, by way of example but not by limitation or similarity, mechanisms to contain or stabilize hazardous substances or materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost effective manner reasonably available.

Section 4.11   Notice of Environmental Defects.  Except as otherwise provided in Section 12.04(g), Buyer shall provide Seller notice of all Environmental Defects no later than 5:00 p.m. MST on the date which is seven (7) days prior to the Closing Date. To be effective, such notice must (a) be in writing, (b) be received by Seller prior to the expiration of the Examination Period, (c) describe the Environmental Defect, including the written conclusion of Buyer that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review, (d) identify the specific Assets affected by such Environmental Defect, (e) set forth the procedures recommended to correct the Environmental Defect, (f) set forth Buyer’s reasonable good faith estimate of the Environmental Defect Value, including the basis for such estimate, and (g) comply with the Environmental Defect Value provisions of Section 4.14. Except as provided in Section 12.04(g), any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with this Section 4.11 or Section 12.04(g) together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation. Subject to each Party’s rights under Section 4.12 , upon receipt of notices of Environmental Defects, the Parties shall meet and determine upon which of the Environmental Defects, Environmental Defect Values, and methods of correction the Parties have reached agreement. Upon the receipt of such effective notice from Buyer, Seller shall have the option, but not the obligation, to attempt to correct such Environmental Defect during a period expiring ninety (90) days after the Closing.

Subject to each Party’s rights under Section 4.12 , if Seller should not elect to correct an Environmental Defect, and no aspect of such defect is in dispute, the Purchase Price shall, subject to Section 4.14, be adjusted for such defect by the amount of the Environmental Defect Value.

Section 4.12   Remedies for Environmental Defects.

(a) If, as of the Closing Date, the Assets are affected by an uncured or otherwise unresolved Environmental Defect noticed pursuant to the provisions of Section 4.11, the affected portion of the Assets shall not be sold, transferred, or conveyed to Buyer at Closing, and the Purchase Price shall, subject to the terms of Section 4.14, be decreased by the Allocated Value of the portion of the Assets so affected.  Thereafter, Buyer and Seller shall act reasonably and in good faith either (i) to agree (y) as to the manner of cure for such Environmental Defect or (z) the value of such Environmental Defect and adjust the Final Settlement Statement in the amount thereof net of any Purchase Price adjustment made at Closing, in which event the affected portion of the Assets shall be conveyed to Buyer; provided that if option (y) is agreed to, no assignment of the affected portion of the Assets shall be made as between Seller and Buyer until such agreed cure is accomplished to Buyer’s reasonable satisfaction whereupon the Allocated Value previously deducted from the Purchase Price shall be paid to Seller, or (ii) with respect to any Environmental Defect as to which the Parties are unable to agree within 30 days after Closing as to the validity of the Environmental Defect, the Environmental Defect Value, or the manner of correction, submit such matter to be determined by an Independent Expert pursuant to Section 4.13.

(b) With respect to any Asset which is not sold, transferred, or conveyed to Buyer at the Closing pursuant to the terms of Section 4.12(a), after the Closing and at such time as any Environmental Defect Value or the manner of correction for an Environmental Defect is determined and, in either event, the amount thereof is determined to be less than the Allocated Value for the affected portion of the Assets, Seller shall have the right (i) in the case of an Environmental Defect Value determination, to have the Purchase Price reduced by only the Environmental Defect Value as so determined or (ii) in the case of the cure determination, to elect to cure the Environmental Defect to Buyer’s reasonable satisfaction. The consequence of (i) shall be that Buyer will pay to Seller an amount equal to the Allocated Value for the affected Assets minus the Environmental Defect Value and the affected portion of the Assets previously retained by Seller shall be conveyed to Buyer.  The consequence of (ii) shall be that upon achieving Buyer’s written acknowledgement that the Environmental Defect has been cured to its reasonable satisfaction, the Allocated Value for such previously retained Asset shall be paid to Seller and the affected portion of the Assets shall be conveyed to Buyer.  If no Environmental Defect is determined to exist, Buyer shall pay the Allocated Value attributable to the affected portion of the Assets to Seller, and Seller shall convey the previously retained portion of the Assets to Buyer.  If the Environmental Defect Value or the cost to cure an Environmental Defect is determined to be greater than the Allocated Value of the affected portion of the Assets, Seller shall retain the affected portion of the Assets, and the Purchase Price shall be reduced by the Allocated Value attributable to such portion of the Assets.

Section 4.13   Independent Experts.

(a) Any disputes regarding Title Defects, Title Benefits, Environmental Defects, Title Defect Value, Title Benefit Value, Environmental Defect Value, appropriate cure of any Title Defects or correction of any Environmental Defects, and the calculation of the Statement or the Final Settlement Statement, or revisions thereto, may, subject to the provisions of Section 4.04, Section 4.12, and Section 4.14, be submitted by a Party, with written notice to the other Party, to an independent expert (the “Independent Expert”), who shall serve as the sole and exclusive arbitrator of any such dispute. The Independent Expert shall be selected by the Parties (acting reasonably and in good faith) within fifteen (15) days following the effective date of said notice. The Independent Expert shall be a person who is independent, impartial, and knowledgeable in the subject matter and substantive laws involved.  For example, but not by way of limitation, in the case of a dispute concerning an alleged Environmental Defect, Environmental Defect Value, or cure of the same, the Independent Expert shall have expertise in both the applicable Environmental Laws and environmental science relating to the oil and gas industry.

(b) The Parties shall determine, acting in good faith, the procedures to be followed to facilitate the decision of the Independent Expert. Such procedures shall include the following scenario:

(i) If the dispute involves the method or adequacy of cure or correction of a Title Defect or Environmental Defect, the Independent Expert shall provide in writing the particulars necessary to cure or correct or to remedy any such Title Defect or Environmental Defect, and shall provide Seller sixty (60) days (or such additional time as reasonable and necessary under the circumstances, but not to exceed 90 days unless specifically agreed to in writing by Seller and Buyer) to effect such cure or correction; and

(ii) In the event of circumstances described in clause (i) above, Seller at its option may at any time during the sixty (60) day cure period pursuant to clause (i) (as such period may be extended pursuant to such clause) decline to cure or correct the applicable defect.

(c) If the Parties fail to select an Independent Expert within the 15-day period referred to in Section 4.13(a) above, within three (3) days thereafter, each of Buyer and Seller shall choose an Independent Expert meeting the qualifications set forth above, and such experts shall promptly choose a third Independent Expert (meeting the qualifications provided for herein) who alone shall resolve the disputes between the Parties. Each Party shall bear its own costs and expenses incurred in connection with any such proceeding, and one-half (1/2) of the costs and expenses of the Independent Expert.

(d) Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for non-administered arbitration set forth in the commercial arbitration rules of the American Arbitration Association.  The Independent

Expert shall be instructed by the Parties to resolve such dispute as soon as reasonably practicable in light of the circumstances using the terms and provisions of this Agreement with respect to title and environmental matters. The decision and award of the Independent Expert shall be binding upon the Parties and shall be final and nonappealable to the maximum extent permitted by Laws or Environmental Laws, as applicable, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(e) All proceedings under this Section 4.13 shall be conducted at a mutually agreed location, or if Buyer and Seller acting reasonably do not mutually agree upon a location for such proceeding, the proceeding shall be conducted in Denver, Colorado.

Section 4.14   Limitation of Remedies For Title Benefits, Title Defects and Environmental Defects.

Notwithstanding anything to the contrary contained in this Agreement,

(a) if the Title Defect Value for a given Title Defect, or the Title Benefit Value of a given Title Benefit, in each case as determined pursuant to this Article 4 does not exceed Ten Thousand Dollars ($10,000), or if the Environmental Defect Value for a given Environmental Defect, as determined pursuant to this Article 4 does not exceed Ten Thousand Dollars ($10,000), such Title Defect, Title Benefit, or Environmental Defect shall not qualify for either a Purchase Price adjustment, cure, or correction of such defect, nor shall it be included in the calculation of subparagraphs (b), (c), (d), or (e) below;

(b) if the aggregate net value of all Title Defects and Title Benefits does not exceed Two Hundred Fifty Thousand Dollars ($250,000) (prior to any adjustments thereto), then no adjustment of the Purchase Price shall be made therefor;

(c) if the aggregate net value of all Title Defects and Title Benefits exceeds Two Hundred Fifty Thousand Dollars ($250,000) (prior to any adjustments thereto), then the Purchase Price shall be adjusted by the entire amount of such aggregate net value, it being understood that this amount is a threshold and not a deductible;

(d) if the aggregate value of all Environmental Defects does not exceed Two Hundred Fifty Thousand Dollars ($250,000) (prior to any adjustments thereto), then no adjustment of the Purchase Price shall be made therefor; and

(e) if the aggregate value of all Environmental Defects exceeds Two Hundred Fifty Thousand Dollars ($250,000) (prior to any adjustments thereto), then the Purchase Price shall be adjusted by the entire amount of such aggregate value, it being understood that this amount is a threshold and not a deductible.

All Title Defects and Environmental Defects asserted by Buyer pursuant to this Article 4 after being resolved in accordance with this Article 4 shall thereafter constitute Permitted Encumbrances and Assumed Obligations, whether or not an adjustment to the Purchase Price is made with respect thereto in accordance with this Article 4.

Section 4.15   DISCLAIMER AND WAIVER.  EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE SPECIAL WARRANTIES IN THE ASSIGNMENT TO BE DELIVERED AT CLOSING (COLLECTIVELY, “SELLER’S REPRESENTATIONS”), SELLER DOES NOT MAKE ANY, AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES, AND BUYER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTIES, AS TO THE ACCURACY OR COMPLETENESS OF ANY FILE AND/OR OTHER INFORMATION, INCLUDING, PRINTOUTS, EXTRAPOLATIONS, PROJECTIONS, DOCUMENTATION, MAPS, GRAPHS, CHARTS, OR TABLES WHICH REFLECT, DEPICT, PRESENT, PORTRAY, OR WHICH ARE BASED UPON OR DERIVED FROM ANY SUCH INFORMATION AND/OR FILES, INCLUDING MATTERS OF GEOLOGICAL, GEOPHYSICAL, ENGINEERING, OR OTHER SCIENTIFIC INFORMATION THAT MAY BE PROVIDED TO BUYER BY SELLER OR BY OTHERS ON BEHALF OF SELLER. BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN FROM REVIEW OF SUCH INFORMATION AND/OR FILES SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.  All of the disclaimers of representations, warranties, or other matters in this Agreement are not meant to constitute a waiver or limitation of any claim against Seller by Buyer for fraud or misrepresentation if Seller knows of matters which could make any material or information in Seller’s files false or misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

Section 5.01   Existence.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has full legal power, right, and is authorized to do business and is in good standing in, the State or States in which the Assets are located.  Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as amended from time to time, and in the regulations promulgated pursuant thereto).

Section 5.02   Legal Power.  Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby.  The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(a) any provision of Seller’s articles of incorporation, bylaws, and other governing documents;

(b) except for provisions customarily contained in oil and gas agreements relating to maintenance of uniform interest, preferential purchase rights, and consents to assignment, any material agreement or instrument to which Seller is a party or by which Seller or the Assets are bound; or

(c) any judgment, order, ruling, or decree applicable to Seller as a party in interest or any law, rule, or regulation applicable to Seller.

Section 5.03   Execution.  The execution, delivery, and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Seller as required under its formation documents. This Agreement constitutes the legal, valid, and binding obligation of Seller enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, or other laws relating to or affecting the rights of creditors generally, and by general equitable principles.

Section 5.04   Brokers.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements, or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05   Bankruptcy.  There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or to the knowledge of Seller threatened against Seller.  Seller is not “insolvent” as such term is defined under the Federal Bankruptcy Code or any fraudulent transfer or fraudulent conveyance statute applicable to the transactions contemplated by this Agreement.

Section 5.06   Suits and Claims.  Except as set forth in Schedule 5.06, there is no litigation or Claims that have been filed by any person or entity or by any administrative agency or Governmental Authority in any legal, administrative, or arbitration proceeding or, to Seller’s knowledge, threatened against Seller or the Assets that (i) affect the execution or delivery of this Agreement, (ii) impede Seller’s ability to consummate the transactions contemplated herein, or (iii) would have a Material Adverse Effect on the Assets.

Section 5.07   Taxes.  Seller has caused to be timely filed all Tax returns relating to the Assets that Seller is required to file.  Seller has paid or caused to be paid all ad valorem, property, production, severance, mineral documentary, and similar Taxes based upon or measured by its ownership of or the production of Hydrocarbons from the Assets.  Seller is not subject to any pending Claim against Seller from any applicable taxing authority for assessment of Taxes with respect to the Assets.  There are no audits of Seller by any applicable taxing authority with respect to Taxes attributable to the Assets.  Except for statutory liens for property Taxes and ad valorem Taxes, there are no tax liens on or with respect to the Assets.  Seller is not a nonresident alien or foreign corporation (as those terms are defined in the Code).  None of the Assets are subject to a tax partnership as defined in Section 761 of the Code.

Section 5.08   AFEs.  Except as set forth on Schedule 5.08, there are no outstanding authorizations for expenditures or other capital commitments which are binding on the Assets and which individually would require the owner of the Assets after the Effective Time to expend monies in excess of Fifty Thousand Dollars ($50,000).

Section 5.09   Compliance with Laws.

(a) Seller’s ownership and operation (i.e., where Seller is operator of record) of the Assets has been in compliance in all material respects with Laws and there have been no material releases or spills of hazardous substances, wastes, or materials or Hydrocarbons that have not been remediated or otherwise cleaned up in accordance with

applicable Laws.   To Seller’s knowledge, the operation of the Assets where Seller is not the operator of record has been in compliance in all material respects with Laws and there have been no material releases or spills of hazardous substances, wastes, or materials or Hydrocarbons that have not been remediated or otherwise cleaned up in accordance with applicable Laws.

(b) Without limitation of the foregoing, as to all Assets, to Seller’s Knowledge, there are no underground storage tanks, polychlorinated biphenyls, products containing polychlorinated biphenyls, radioactive materials, asbestos or asbestos containing materials.

(c) To Seller’s knowledge, all oil and gas wells comprising a part of the Properties have been drilled and completed within the boundaries of the applicable leases or within limits otherwise permitted by a valid and enforceable pooling, unit, or other agreement or contract or by applicable law.

(d) To Seller’s knowledge, no well comprising a part of the Assets is or was subject to any penalty on allowables after the Effective Time because of any over-production (or any other judgments, orders or decrees of any court or governmental authority or agency) which would (or did) prevent such well from being entitled to its full legal and regular allowable (as prescribed by any court or governmental body or agency) from and after the Effective Time.

Section 5.10   Contracts.  When combined with the Surface Agreements listed on Exhibit A, Schedule 5.10 is a complete list of all material Contracts, and there are no other like agreements to which Buyer will become subject to with respect to the Assets upon Closing.  Seller is not in Breach of any of the Contracts and the Contracts are in full force and effect in accordance with their terms, and, to the knowledge of Seller, no other party to any of the Contracts is in Breach thereof.

Section 5.11   Production Imbalances.  Except as set forth in Schedule 1.02(g) and subject to the provisions of Section 3.02(b), to Seller’s knowledge, there are no Production Imbalances as of the Effective Time as to any of the Subject Interests.

Section 5.12   Royalties; Payments for Production.  Seller has not been and is not in Breach of any payment obligations under any of the Leases.  Seller is not obligated by virtue of a take or pay payment, call, advance payment, production payment, or other similar payment or obligation (other than royalties, overriding royalties, or similar arrangements that do not cause Seller’s NRI to be less than that set forth on Exhibit D), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Leases at some future time without receiving payment therefor at or after the time of delivery at the then market price or price called for by an applicable production sales agreement, and no take or pay credits must be provided before natural gas can be transported through any interstate carrier under FERC Order 500, et al, and there are no obligations on the Assets under FERC Order 451.

Section 5.13   Insurance.  Seller maintains, and through the Closing will maintain, with respect to the Assets, the insurance coverage pertaining to the Assets as it currently maintains.  This includes traditional third party liability and operator’s extra expense coverage.  Buyer understands and accepts the fact that Seller does not carry property damage insurance pertaining to the Assets.

Section 5.14   Plugging Obligations.  Except for wells listed in Schedule 5.14, there are no dry holes, shut in, or otherwise inactive wells, located on the Assets or lands pooled, communitized, or unitized therewith that Seller has either the obligation to plug and abandon in accordance with an applicable operating agreement or Law or as to Wells for which Seller is not the operator, received a written proposal to plug and abandon. All wells that are shut in or temporarily inactive are in compliance with all applicable Laws for which Seller plans to use such well in the future.

Section 5.15   Personal Property and Equipment.  Seller is the owner of the Equipment free and clear of all liens and encumbrances other than those to be released at Closing.  Other than in connection with normal and customary prudent operations, Seller has not removed any personal property, equipment, or fixtures from the Wells, unless it has been replaced with personal property, equipment, or fixtures of similar grade and utility.  Unless removed, repaired, or replaced (a) with personal property, equipment, and fixtures of similar grade and utility or (b) in connection with normal and customary prudent operations, the personal property, equipment, and fixtures currently attendant to the Wells was the equipment historically used by Seller on the Wells to produce the Hydrocarbons prior to the execution of this Agreement.  To Seller’s Knowledge, the equipment constituting part of the Assets is adequate for the operation of the Assets consistent with past practices.

Section 5.16   No Alienation.  Within 120 days of the date hereof, Seller has not voluntarily or involuntarily sold, assigned, conveyed, or transferred or contracted to sell, assign, convey, or transfer any right or title to, or interest in, the Assets other than (i) production sold in the ordinary course of Seller’s business and (ii) equipment which was worthless, obsolete, or replaced by equipment of equal suitability and value.

Section 5.17   Hydrocarbon Sales Contracts.  Except for the Hydrocarbon Sales Contracts listed in Schedule 5.17, no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than 30 days notice) and no person has any call upon, option to purchase, or similar rights with respect to the production from the Assets.  Proceeds from the sale of oil, condensate, and gas from the Assets are being received in all respects by Seller in a timely manner and are not being held in suspense for any reason.

Section 5.18   Area of Mutual Interest and Other Agreements. To Seller’s knowledge, no Asset is subject to (or has related to it) any area of mutual interest agreements not disclosed in the Contracts or any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time other than the Wells listed on Exhibit B as having an after payout NRI.

Section 5.19   Leases.  Seller has not received a written notice of termination of any of the Leases and Seller is not in Breach or violation of any of the Leases; provided however, that Buyer’s remedy for Seller’s Breach of this representation shall be the Title Defect mechanism set forth in Article 4.

Section 5.20   Property Expenses.  In the ordinary course of business, Seller has paid all property expenses attributable to the period of time prior to the Effective Time as such property expenses become due, and such property expenses are being paid in a timely manner before the same become delinquent, except such property expenses as are disputed in good faith by Seller in a timely manner and for which Seller shall retain responsibility.

Section 5.21   Governmental Permits.  Except as set forth on Schedule 5.21-Part A, Seller has all Permits (including, without limitation, permits, licenses, approval registrations, notifications, exemptions, and any other authorizations pursuant to Law) necessary or appropriate to own and operate the Assets as presently being owned and operated.  The Permits are in full force and effect.  The Permits are not subject to any appeal and, except for those Permits listed in Schedule 5.21-Part B, are transferable to Buyer. The Assets have been operated in accordance with the terms of any applicable Permit in all material respects.  Seller has not received written notice of any violations or noncompliance in respect of any of the Permits that remain uncured.

Section 5.22   No Adverse Change.  With respect to the Assets for which Seller is the operator and, to Seller’s knowledge with respect to the Assets for which Seller is not the operator, during the six consecutive month period immediately prior to Closing, the Assets have been operated in the ordinary course of business consistent with past practices and there has been no event or series of events that have either individually or in combination had a Material Adverse Effect on the Assets.

Section 5.23   No Oral Contracts.  Seller has not entered into any material oral contract with respect to the Assets which is still in force and effect.

Section 5.24   Information.  The information pertaining to revenue and expenses attributable to the Assets that Seller has furnished to Buyer (the “Information”) is (a) accurate in all material respects to the extent relating to the period of Seller’s ownership of the Assets and (b) to the knowledge of Seller, accurate in all material respects to the extent relating to any period of ownership of the Assets prior to the time owned by Seller reflected in the Information.  Seller has no data in its possession that it has failed to furnish that would cause the Information to be materially inaccurate.  Except as specifically set forth in this Section 5.24, Seller makes no representations regarding the accuracy of any of the Records; provided, however, Seller does represent that (i) all of the Records are files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Assets, (ii) Seller has not intentionally withheld any material information from the Records, and (iii) Seller has not knowingly misrepresented any material information in the Records.  Except as set forth in this Section 5.24, no representation or warranty of any kind is made by Seller as to the Information or with respect to the Assets to which the Information relates and Buyer expressly agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment.  The representations and warranties contained in this paragraph shall apply only to matters of fact, and shall not apply to any information, data, printouts, extrapolations, projections, documentation, maps, graphs, charts, or tables which reflect, depict, present, portray, or represent, or which are based upon or derived from, in whole or in part, interpretation of the Information including, but not limited to, matters of geological, geophysical, engineering, or scientific interpretation.

Section 5.25   Preferential Rights to Purchase and Consents to Assignment.  To Seller’s knowledge, Schedules 4.06 and 4.07 are complete and accurate lists of all preferential rights to purchase in favor of third parties and nsents to assignment held by third parties, respectively, that affect the Assets.

Section 5.26   Representations and Warranties Exclusive.  All representations and warranties contained in this Article 5 are exclusive, and are given in lieu of all other representations and warranties, express, implied, or statutory.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

Section 6.01   Existence.  Sequel Energy Partners, LP is a Delaware limited partnership, duly formed, validly existing, and in good standing under the laws of the state of Delaware.  Bakken Energy Partners, LLC and Three Forks Energy Partners, LLC, are each a Delaware limited liability company, duly formed, validly existing, and in good standing under the laws of the state of Delaware.  Buyer has full legal power, right, and authority to carry on its business as such is now being conducted.  As of the Closing Date, Buyer will be authorized to do business as a foreign limited partnership or limited liability company, as applicable, and in good standing in the State or States in which the Assets are located.

Section 6.02   Legal Power.  Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement does not and will not violate, or be in conflict with:

(a) any provision of Buyer’s formation documents or other governing documents;

(b) any material agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound; or

(c) any judgment, order, ruling, or decree applicable to Buyer as a party in interest or any law, rule, or regulation applicable to Buyer.

Section 6.03   Execution.  The execution, delivery, and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite organizational action on the part of Buyer. This Agreement constitutes the legal, valid, and binding obligation of Buyer enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, or other laws relating to or affecting the rights of creditors generally, and by general equitable principles.

Section 6.04   Brokers.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements, or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05   Bankruptcy.  There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer threatened against Buyer or any affiliate of Buyer.

Section 6.06   Suits and Claims.  There is no Claim by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative, or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that is reasonably likely to have a material effect on Buyer’s ability to consummate the transactions contemplated herein.

Section 6.07   Independent Evaluation.  Buyer acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing, and operating oil and gas properties such as the Assets. If Closing occurs, Buyer represents, warrants, and acknowledges to Seller that it has had full access to the Assets, the officers and employees of Seller, and to the books, records, and files of Seller relating to the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon the representations, warranties, covenants, and agreements of Buyer and Seller set forth in this Agreement and Buyer’s own independent due diligence and investigation of the Assets, and has been advised by and has relied solely on its own expertise and its own legal, tax, operations, environmental, reservoir engineering, and other professional counsel and advisors concerning this transaction, the Assets and the value thereof. In addition, Buyer acknowledges and agrees that Buyer will be or has been advised by and relies solely on its own expertise, and its legal counsel and any advisors or experts concerning matters relating to Title Defects, Title Benefits, and Environmental Defects.

Section 6.08   Qualification.  As of the Closing, the Buyer or one of its affiliates shall be, and thereafter shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets, including meeting all bonding requirements.

Section 6.09   Securities Laws.  Buyer is acquiring the Assets for its own account or that of its affiliates and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities. Buyer has not sought or solicited, nor is Buyer participating with, investors, partners, or other third parties other than its lenders in order to fund the Purchase Price and to close this transaction, and all funds to be used by Buyer in connection with this transaction are Buyer’s own funds or those borrowed from its lenders.

Section 6.10   No Investment Company.  Buyer is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject in any respect to the provisions of that Act.

Section 6.11   Funds.  Buyer has arranged to have available by the Closing Date immediately available funds to enable Buyer to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.

Section 6.12   Notice of Changes.  Prior to Closing, Buyer shall provide to Seller written notice of any matter it has identified as having a material effect on any of Seller’s representations or warranties under this Agreement, or rendering any such warranty or representation untrue or inaccurate.  The Parties shall meet weekly during the Examination Period to discuss the status of any matter pertaining to possible Title Defects, Title Benefits, Environmental Defects or matters having a material effect on any representations or covenants made herein by either Seller or Buyer.

Section 6.13   Representations and Warranties Exclusive.  All representations and warranties contained in this Agreement and the documents delivered in connection herewith, are exclusive, and are given in lieu of all other representations and warranties, express, implied, or statutory.

ARTICLE 7

OPERATION OF THE ASSETS

Section 7.01   Operation of the Assets.

(a) From and after the date of execution of this Agreement, and subject to the provisions of applicable operating and other agreements, Seller shall (i) use its reasonable efforts during the period prior to the Closing, to operate and administer the Assets in a manner consistent with its past practices, (ii) make payment of all costs and expenses attributable to the ownership or operation of the Assets and relating to the period prior to the transfer of operations to Buyer, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement, (iii) not, without Buyer’s express written consent, commit to participate in the drilling of any well, or make or enter into any other commitments reasonably anticipated to require future capital expenditures by Buyer in excess of $50,000 net to Seller’s interest for each proposed operation, or terminate, amend, or extend any Contracts affecting the Assets, or enter into or commit to enter into any new contract or agreement relating to the Assets, or settle, compromise, or waive any right relating to the Assets, (iv) maintain insurance coverage on the Assets in the amounts and of the types presently in force, (v) maintain in full force and effect the Leases, the Surface Agreements, and other Assets, and pay all costs and expenses and perform all material obligations of the owner of the Assets promptly when due, (vi) maintain all Permits, (vii) not transfer, sell, hypothecate, encumber, or otherwise dispose of any Assets except for sales and dispositions of Hydrocarbons made in the ordinary course of business consistent with Seller’s past practices, (viii) not grant or create any preferential right to purchase, right of first opportunity, or other transfer restriction or requirement with respect to the Assets, (ix) not elect to become a nonconsenting party in any operation proposed by any other Person with respect to the Assets unless requested to do so in writing by Buyer, (x) maintain the Equipment in at least as good a condition as it is on the date hereof, ordinary wear and tear excepted, (xi) not make any change in any method of accounting or accounting practice or policy with respect to the Assets, and (xii) not agree to extend any statute of limitations with respect to Taxes or any extension of time with respect to a Tax assessment or deficiency for any Taxes, or make any change in any Tax elections with respect to the Assets.

(b) Buyer acknowledges that Seller owns undivided interests in some or all of the Assets, and Buyer agrees that the acts or omissions of the other working interests owners shall not constitute a violation of the provisions of this Article 7, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interests in a manner that complies with the provisions of this Article 7. Seller will, without penalty for the failure to do so except to the extent that the failure to give Buyer such notice has a Material Adverse Effect, notify Buyer of the occurrence of such event to the extent of Seller’s knowledge.

(c) Promptly upon its discovery or identification of same, but in any event prior to Closing, Seller shall provide Buyer written notice of any matter Seller identifies that has a Material Adverse Interference on or that constitutes a Breach of Seller’s representations or warranties under this Agreement.

Section 7.02   Buyer’s Qualification.  At Closing, Buyer or one of its affiliates shall be qualified and shall meet all requirements, including bonding requirements, to be designated operator of that portion of the Assets for which Seller serves as operator.

Section 7.03   Operation of the Assets after the Closing.

(a) Seller shall not be obligated to continue operating any of the Assets following the Closing, and, subject to Seller’s retention of the Retained Obligations, Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the Closing for which Seller is the operator prior to the Closing Date. Seller shall make its employees and contractors available to Buyer prior to the Closing as may be reasonably necessary to assist in the transition if Buyer or one of its affiliates becomes the operator. Seller does not warrant or guarantee that Buyer will become the operator of the Assets or any portion thereof, as such matter will be controlled by the applicable joint operating agreement(s) and other applicable agreement(s). Without implying any obligation on Seller’s part to continue operating any Assets after the Closing, if Seller elects, at its sole option, to continue to operate any Assets following the Closing at the request of Buyer, or by any third party working interest owner due to constraints of applicable joint operating agreement(s) and other applicable agreement(s), failure of a successor operator to take over operations, or for other reasonable cause, such continued operation by Seller shall be for the account of Buyer, and at the sole risk, cost, and expense of Buyer. Buyer agrees to release and defend, indemnify and hold Seller and its Representatives harmless from Claims, including any Claims of Buyer or its affiliates or successors and assigns relating in any manner directly or indirectly to the operation of the Assets after Closing (INCLUDING THOSE CLAIMS RESULTING FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY OR

OTHER LEGAL FAULT OF SELLER OR ANY OF SELLER’S REPRESENTATIVES).

(b) Any conduct of operations of the Assets by Seller on behalf of Buyer after Closing shall be conducted pursuant to the Transition Services Agreement substantially in the form of the agreement attached hereto as Exhibit F.

Section 7.04   Post Closing Accounting by Seller.  In the event Seller agrees to operate the Assets after Closing, and unless otherwise agreed to by the Parties, Seller shall perform the following accounting tasks subject to the limitations provide for herein:

(a) Seller will continue to pay royalties and severance, production, and similar Taxes for sales through the production month following the month in which Closing occurs (“Post-Closing Production Month”). If any revenue is received by Seller for any period after the Effective Time, it will be credited to Buyer in the Final Settlement Statement; provided however, Seller shall not be obligated to and will not pay any royalties and severance, production, and similar Taxes, if applicable, with respect to Hydrocarbons produced after the Post-Closing Production Month.

(b) Seller will continue to pay or bill joint interest owners for expenses through the Post-Closing Production Month. All later expenses will be either accumulated or charged to Buyer in the Final Settlement Statement, or the invoices will be returned to the vendor for rebilling to Buyer.  Seller will continue to pay to the operator of any Assets not operated by Seller the joint billings for the billing month after the month in which Closing occurs.  All subsequent bills will either be returned to the applicable operator for rebilling to Buyer or forwarded to Buyer for payment, or if already paid by Seller, will be charged against Buyer in the Final Settlement Statement.  Seller will continue to prepare all regulatory and other monthly production reports through the Post-Closing Production Month. Copies of such reports attributable to the period after the Effective Time will be provided to Buyer, along with the final ending inventory balance.

(c) Seller will continue to pay all shut-in royalties, minimum royalties, delay rentals, and other lease payment obligations through the Post-Closing Production Month.

(d) Seller shall market and nominate all Hydrocarbons in the same manner as Seller has been marketing and nominating Hydrocarbons.

Section 7.05   Limitations on Liability of Operator.  Notwithstanding anything herein to the contrary, in the event Seller or an affiliate of Seller should assume any accounting functions on behalf of Buyer from and after Closing, Seller shall have no liability to Buyer for, and Buyer hereby agrees to release and defend, indemnify and hold Seller and Seller’s Representatives harmless from, the incorrect payment of expenses, Taxes, billings, delay rentals, royalties, minimum royalties, payments required by any of the Leases, shut-in royalties, or similar payments, or for any failure to pay any such payments through mistake or oversight (INCLUDING THOSE RESULTING FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT),

STRICT LIABILITY, OR OTHER LEGAL FAULT OF SELLER OR ANY OF SELLER’S REPRESENTATIVES) from and after the Effective Time, except to the extent of any amounts included in the upward Purchase Price Allocations and Adjustment made pursuant to Section 10.02.  In no event shall Buyer’s remedy for Breach of obligations by Seller (or any of its Representatives) under this Article 7 exceed the Allocated Value of the portion of the Subject Interests affected by such Breach.

Section 7.06   Public Announcements. Prior to the Closing, neither Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the express written consent of the other Party; provided, however, the foregoing shall not restrict disclosures by Buyer or Seller which are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates.  Following Closing, the Parties shall issue a Press Release in form and substance to be agreed upon by the Parties prior to the Closing, but again, the foregoing shall not restrict disclosures by Buyer or Seller which are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01   Representations.  The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date;

Section 8.02   Performance.  Buyer shall have performed all material obligations, covenants, and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing and shall have taken the actions set forth in Section 10.08; and

Section 8.03   Pending Matters.  No suit, action, or other proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment, or decree that would, restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01   Representations.  The representations and warranties of Seller shall be true and correct in all material respects on the Closing Date as though made on and as of such date to the effect that there shall not exist any unwaived or uncured Breach thereof which individually or in the aggregate would have a Material Adverse Effect on the value of the Assets taken as a whole;

Section 9.02   Performance.  Seller shall have performed all material obligations, covenants, and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing and shall have taken the actions set forth in Section 10.07;

Section 9.03   Pending Matters.  No suit, action, or other proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment, or decree that would, restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement; and

Section 9.04   Wachovia Liens.  Seller shall have delivered to Buyer releases of all Wachovia Liens and any other liens, charges, or encumbrances on the Assets other than Permitted Encumbrances in form suitable for recording or filing (as applicable) and such releases shall be reasonably satisfactory to Buyer.

ARTICLE 10

THE CLOSING

Section 10.01       Time and Place of the Closing.  If the conditions referred to in Article 8 and Article 9 have been satisfied or waived in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller at 9:00 a.m. MST on March 12, 2010, or such other day and time to which the Parties mutually agree (the “Closing Date”).

Section 10.02       Allocation of Costs and Expenses and Adjustments to Purchase Price at the Closing.

(a) At the Closing, the Purchase Price shall be increased by the following amounts:

(i) the amount of all paid ad valorem, property, or similar Taxes and assessments based upon or measured by the ownership of the Assets, insofar as such Taxes relate to periods of time from and after the Effective Time;

(ii) all expenses, including operating and capital expenditures, incurred and paid by or on behalf of Seller in connection with ownership, operation, and use of the Assets attributable to the period from and after the Effective Time, and including the costs incurred in connection with the AFEs described on Schedule 5.08 which costs to the extent such are incurred on or after the Effective Time shall be the responsibility of Buyer;

(iii) all royalties, rentals, insurance premiums, and other charges attributable to the Assets for the period of, from, and after the Effective Time to the extent paid by or on behalf of Seller;

(iv) expenses incurred under applicable operating agreements including any overhead charges allowable under the applicable operating procedure (COPAS) where Seller is non-operator attributable to the Assets for the period of from and after the Effective Time to the extent paid by or on behalf of Seller (the costs and expenses for which Seller shall receive an upward adjustment to the Purchase Price pursuant to clauses (i) through (iv) inclusive, shall be referred to as the “Interim Operating Expenses”);

(v) all upward Purchase Price adjustments for Title Benefits determined in accordance with Article 4;

(vi) the value of all oil, gas, and natural gas liquids in storage or in the pipelines as of the Effective Time that is credited to the Assets; provided that the value of oil in the production tanks shall be calculated to include only the oil stored above the load lines as of the Effective Time (i.e. Buyer is not responsible for paying Seller “tank bottoms”) and the value (A) for purposes of the Statement, to be the actual price received for such oil, gas, or natural gas liquids upon the first unaffiliated third party sale thereof, if available, and upon such estimates, as are reasonably agreed upon by the Parties, to the extent actual amounts sold, or to be sold, and prices obtained, or to be obtained, are not known at Closing, and (B) for purposes of the Final Settlement Statement, to be based upon actual amounts sold and prices obtained; and

(vii) any other amount provided for in this Agreement or agreed upon in writing by Buyer and Seller.

(b) At the Closing, the Purchase Price shall be decreased by the following amounts:

(i) the Deposit;

(ii) an amount equal to the sales price paid to Seller by the first purchaser of the Hydrocarbons produced, saved, and sold from the Subject Interests from the Effective Time to the Closing Date (without deductions of any kind or nature, including, but not limited to, royalties and any Taxes based on production), which shall (A) for purposes of the Statement, be based upon actual amounts, if available, and upon such estimates as are reasonably agreed upon by the Parties, to the extent actual amounts are not known at Closing, and (B) for purposes of the Final Settlement Statement, be based upon actual amounts;

(iii) an amount equal to all cash in, or attributable to, suspense accounts held by Seller relating to the Assets for which Buyer has assumed responsibility under Section 12.01;

(iv) the Allocated Value of any Asset sold prior to the Closing to the holder of a preferential right pursuant to Section 4.06;

(v) the Allocated Value of any Asset excluded from the purchase and sale contemplated herein pursuant to the provisions of Article 4;

(vi) all downward Purchase Price Adjustments for Title Defects and Environmental Defects determined in accordance with Article 4; and

(vii) any other amount provided for in this Agreement or agreed upon in writing by Buyer and Seller together with the value of any uncured or unwaived Breach by Seller of any of its representations or covenants as contained in Article 5 and Article 7 respectively.  Such value shall be determined by the mutual agreement of Seller and Buyer acting reasonably and taking into consideration the timing, consequence, probability of loss, and any other commercially relevant factor when determining the impact of such Breach.  If no agreement can be reached by the Parties within thirty (30) days after Closing, such shall be resolved in accordance with the provisions of Section 4.13.  If the value of the Breach as contemplated by this paragraph is not material as defined in Section 14.12(h), such shall not constitute a Breach for which an adjustment to the Purchase Price shall be made.

(c) The allocations of costs and expenses and/or adjustments described in Section 10.02(a) and Section 10.02(b) are referred to herein as the “Purchase Price Allocations and Adjustments.”

Section 10.03       Closing Adjustments and Allocations Statement.  Not later than three (3) business days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement of the estimated Purchase Price Allocations and Adjustments with appropriate support (the “Statement”), which Statement shall be based upon the then most currently available data and information in order to make the adjustments as provided in Section 10.02.

Section 10.04       Post-Closing Allocations and Adjustments to Purchase Price.

(a) On or before 150 days after the Closing Date, Seller shall prepare and deliver to Buyer a revised Statement (“Final Settlement Statement”) setting forth the actual Purchase Price Allocations and Adjustments. Each Party shall provide the other such data and information as may be reasonably requested to permit Seller to prepare the Final Settlement Statement or to permit Buyer to perform or cause to be performed an audit of the Final Settlement Statement. The Final Settlement Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount and the nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the dispute evidenced by the Notice of Disagreement by mutual agreement, or otherwise in accordance with Section 4.13.

(b) If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the estimated Purchase Price paid at the Closing, then Buyer shall pay in immediately available funds to Seller the amount by which the Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the estimated Purchase Price paid at the Closing within five (5) business days after the Final Settlement Date.  If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement is less than the amount of the estimated Purchase Price paid at the Closing, then Seller shall pay in immediately available funds to Buyer the amount by which the Purchase Price as set forth on the Final Settlement Statement is less than the amount of the estimated Purchase Price paid at the Closing within five (5) business days after the Final Settlement Date.

(c) Pursuant to Section 10.02(b), the Purchase Price is to be reduced by the value of Hydrocarbons produced during the period from the Effective Time to the Closing Date. If Buyer shall receive any revenues attributable to such Hydrocarbons for any reason for which Buyer has received a reduction in the Purchase Price pursuant to this Section 10.04(c), Buyer shall promptly remit same in immediately available funds to Seller. Likewise, if Seller shall for any reason receive any of the proceeds of sale of Hydrocarbons produced and saved from the Subject Interests and attributable to the period from and after the Closing Date or any other revenues attributable to the ownership or operation of the Assets from and after the Effective Time, Seller shall promptly remit same in immediately available funds to Buyer.

(d) Except as otherwise provided in this Agreement, any costs and expenses, including Taxes (other than income taxes) relating to the Assets which are not reflected in the Final Settlement Statement shall be treated as follows:

(i) All costs and expenses relating to the Assets for the period of time prior to the Effective Time shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer in immediately available funds for and indemnify, defend, and hold Buyer harmless from and against the same; and

(ii) All costs and expenses relating to the Assets for which Buyer is responsible (being those incurred on or after the Effective Time) shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller in immediately available funds for and indemnify, defend, and hold Seller harmless from and against the same.

(e) Purchase Price adjustments, if any, with respect to Title Defects or.

(f) Environmental Defects the cure or correction of which or a dispute with respect to the same remains pending on the Final Settlement Date shall be made on a date mutually agreed by the Parties, both acting reasonably.

Section 10.05       Transfer Taxes.  All sales, use, documentary, recording, stamp, transfer, and other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies,

assessments, fees, or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.  The Parties will reasonably cooperate to eliminate or reduce the assessment of sales or use taxes to the extent permitted by applicable Law.  If Seller (not Buyer) is required by applicable Law to appeal or protest the assessment of sales or use taxes, Seller shall protest the assessment of those taxes if Buyer requests Seller in writing to make such appeal or protest, and, in such event, Buyer will reimburse Seller all out-of-pocket expenses authorized by Buyer and incurred by Seller in connection with such appeal or protest.

Section 10.06       Ad Valorem and Similar Taxes  All ad valorem, property, production, severance, and similar Taxes attributable to any period prior to the Effective Time will be paid by the Seller.  All ad valorem, property, production, severance, and similar Taxes attributable to any period on or after the Effective Time shall be paid by Buyer. Notwithstanding anything to the contrary set forth in this Agreement, for all purposes of this Agreement, Taxes based on or measured by production of Hydrocarbons or the value thereof shall be deemed attributable to the period during which such production occurred regardless of the year when such Taxes are assessed.  Seller shall provide written evidence to Buyer that it has paid all Taxes for periods prior to the Effective Time that are payable after the Effective Time including production Taxes in the state of North Dakota provided such Taxes are based on production occurring prior to the Effective Time.

Section 10.07       Actions of Seller at the Closing.  At the Closing, Seller shall:

(a) execute, acknowledge, and deliver to Buyer the Assignment in the form of Exhibit E, effective as of the Effective Time, and such other conveyances, assignments, transfers, bills of sale, and other instruments (in form and substance mutually agreed upon by Buyer and Seller) as may be necessary or desirable to convey the Assets to Buyer;

(b) execute, acknowledge, and deliver to Buyer such letters in lieu of transfer or division orders as may be reasonably requested by Buyer no less than five (5) business days prior to the Closing Date directing all purchasers of production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the later of the Closing Date or the date operations and accounting functions are transferred to Buyer;

(c) deliver to Buyer possession of the Assets (excluding the Records);

(d) execute and deliver to Buyer an affidavit attesting to its non-foreign status;

(e) execute and deliver to Buyer the Transition Services Agreement in the form of Exhibit F;

(f) execute, acknowledge, and deliver any other agreements provided for herein or necessary or desirable to effect the transactions contemplated hereby; and

(g) execute and deliver any documents or instruments required by any Governmental Authority in order to transfer the operatorship of the Assets being operated by Seller to Buyer.

Section 10.08       Actions of Buyer at the Closing.  At the Closing, Buyer shall:

(a) pay the Purchase Price (as adjusted pursuant to the provisions hereof) in immediately available funds pursuant to wire transfer instructions to be provided by Seller to Buyer;

(b) provide any necessary evidence including proof of proper bonding and other qualifications to be entitled to take and actually take possession of the Assets

(c) execute and deliver to Seller the Transition Services Agreement; and

(d) execute, acknowledge, and deliver the Assignment and any other agreements provided for herein or necessary or desirable to effect the transactions contemplated hereby.

Section 10.09        Recordation; Further Assurances.

(a) Promptly following the Closing, Buyer shall cause the documents identified in Section 9.04 and Section 10.07(a) to be recorded or filed in the appropriate real property and other applicable records, in the order reasonably agreed upon by the Parties, and Buyer shall promptly provide Seller copies of all such recorded or filed instruments.

(b) Subject to such additional period of time that Seller reasonably requires to use the Records in the conduct of operations after Closing, Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours within five business days after the Closing, to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability. Seller shall have the right at its sole expense to make and retain copies of any of the Records.

(c) After the Closing Date, each Party, at the request of the other Party and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. Without limitation of the foregoing, Seller agrees to deliver such assignments of its interest in any contracts, agreements, instruments, and arrangements relating to the Assets as Buyer may reasonably request from time to time.  After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets to be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

ARTICLE 11

TERMINATION

Section 11.01       Right of Termination.  This Agreement may be terminated at any time at or prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by Seller on the Closing Date if the conditions set forth in Article 8 have not been satisfied in all material respects by Buyer or waived by Seller in writing by the Closing Date;

(c) by Buyer on the Closing Date if the conditions set forth in Article 9 have not been satisfied in all material respects by Seller or waived by Buyer in writing by the Closing Date;

(d) by either Buyer or Seller if the Closing shall not have occurred by March 31, 2010;

(e) by either Buyer or Seller if any Governmental Authority shall have issued a final and non-appealable order, judgment, or decree or taken any other final and non-appealable action challenging, restraining, enjoining, prohibiting, or invalidating the consummation of any of the transactions contemplated herein;

(f) by either Buyer or Seller if (i) the aggregate amount of the Title Defect Values with respect to all Title Defects asserted by Buyer reasonably and in good faith, and that have not been cured to Buyer’s reasonable satisfaction prior to the Closing Date (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits) plus (ii) the aggregate amount of the Environmental Defect Values with respect to all Environmental Defects asserted by Buyer reasonably and in good faith, and that have not been cured to Buyer’s reasonable satisfaction prior to the Closing Date plus (iii) the aggregate amount of all Casualty Losses exceeds ten percent (10%) of the unadjusted Purchase Price; or

(g) by Buyer if between execution of this Agreement and Closing, an event should occur having a Material Adverse Effect on the ownership, operation, or value of the Assets;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to Sections 11.01(b), 11.01(c), or 11.01(d) above if such Party is at such time in Breach of any provision of this Agreement, or such Party instigates a proceeding of the nature described in Section 8.03 or Section 9.03.

Section 11.02       Effect of Termination  In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then except as set forth in Section 2.02, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement; provided, that, nothing herein shall relieve any Party from any liability for any Breach hereof or any liability that has accrued prior to the date of such termination, which liability, and the applicable terms and provisions of this Agreement, shall survive such termination.

Section 11.03       Attorneys’ Fees, Etc.  If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled.

ARTICLE 12

ASSUMPTION AND INDEMNIFICATION

Section 12.01       Buyer’s Obligations after Closing.  Upon and after Closing, except to the extent reflected in upward Purchase Price Allocations and Adjustments, Buyer will assume and perform all the obligations, liabilities, and duties relating or with respect to the ownership and/or operation of the Assets that are attributable to periods on or after the Effective Time, together with the Plugging and Abandonment Obligations, the Environmental Obligations, and all other obligations assumed by Buyer under this Agreement (collectively, the “Assumed Obligations”). Without limiting the generality of the foregoing, the Assumed Obligations shall also specifically include:

(a) Responsibility for the performance of all express and implied obligations under the instruments described in Exhibit A, together with all other instruments in the chain of title to such Assets, the Leases, the Contracts, the Surface Agreements, the Permits, and all other orders, contracts, and agreements to which the Assets are subject, including the payment of royalties and overriding royalties, in each case to the extent attributable to the periods on or after the Effective Time;

(b) Responsibility for payment of all amounts held in suspense accounts by Seller as of the Closing Date, and for which the Purchase Price is adjusted pursuant to Section 10.02(b), without regard to whether such suspense amounts relate to periods before or after the Effective Time. Seller covenants and agrees to provide to Buyer with the Records, the owner name, address, and tax identification number (if known by Seller), the reason such amounts are in suspense, the amount of suspense funds for each such owner making up the total of such funds, and all other information with respect thereto required to be provided to the owner or to the state under the laws, rules, and regulations of the affected jurisdiction. To the extent practicable, Seller shall provide such information in the electronic or computer sensible form maintained by Seller. Seller shall remain responsible for the payment of any statutory interest and penalties which may have accrued prior to the Effective Time with respect to such suspense amounts, whether payable to the interest owner or to any state agency in connection with unclaimed property laws, to the extent such interest and penalties are not included in the amount deducted from the Purchase Price pursuant to Section 10.02(b);

(c) Responsibility for compliance with all Laws now or hereafter in effect pertaining to the Assets, and the procurement and maintenance of all permits, consents, and authorizations of or required by Governmental Authorities in connection with the Assets, attributable to periods on or after the Effective Time; and

(d) Responsibility for all obligations with respect to Production Imbalances attributable to the Assets, whether attributable to periods before or after the Effective Time.

Section 12.02       Seller’s Obligations after Closing.  After Closing, Seller will retain responsibility for (a) the payment of all operating expenses and capital expenditures related to the Assets and attributable to Seller’s ownership and/or operation of the Assets prior to the Effective Time,   (b) severance, ad valorem, production, property, personal property, and similar Taxes measured by the value of the Assets or measured by the production of Hydrocarbons attributable to all periods prior to the Effective Time, (c) the payment of all broker’s and finder’s fees of Seller in connection with the transactions contemplated by this Agreement, (d) the obligations, liabilities, and duties of Seller that are owed to any third party relating or with respect to the ownership and/or operation of the Assets that are attributable to periods prior to the Effective Time other than the Plugging and Abandonment Obligations and the Environmental Obligations and also excluding any matter that would otherwise constitute a Title Defect or Environmental Defect that has been resolved by and between the Parties in accordance with the terms of this Agreement or deemed waived by the terms hereof, (e) any liability of Seller for the personal injury or death of an individual or property damage that arises from operations related to the Assets during Seller’s period of ownership prior to the Closing Date, but excluding any liability for property damage resulting from an event that otherwise constitutes an Environmental Claim as defined in Section 12.04(g) or a Plugging and Abandonment Obligation, and (f) Seller’s proportionate share of any third party Claims with respect to payments of lease royalties in respect of the Leases that are attributable to periods prior to the Effective Time (collectively the “Retained Obligations”).

Section 12.03       Plugging and Abandonment Obligations.

(a) Buyer’s Obligations.  Provided Closing occurs and to the extent not otherwise addressed by the express provisions of this Agreement, Buyer assumes full responsibility and liability for the following plugging and abandonment obligations related to the Assets (the “Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Assets before or after the Effective Time:

(i) The necessary and proper plugging, replugging, and abandonment of all wells on the Assets, whether plugged and abandoned before or after the Effective Time, in compliance with applicable Laws and the terms of the Leases;

(ii) The necessary and proper decommissioning, removal, abandonment, and disposal of all structures, pipelines, Facilities, Equipment, abandoned Assets, junk, and other personal property located on or comprising any part of the Assets in compliance with applicable Laws and the terms of the Leases;

(iii) The necessary and proper capping and burying of all associated flow lines located on or comprising any part of the Assets, to the extent required by applicable Laws, the Leases, the Contracts, or other agreements;

(iv) The necessary and proper restoration of the Assets, both surface and subsurface, in compliance with any applicable Laws, the Leases, the Surface Agreements, the Contracts, or any other applicable agreements;

(v) To the extent not addressed by operation of Article 4 or Section 12.04(g), any necessary clean-up or disposal of any part of the Assets contaminated by NORM, asbestos containing materials, lead based paint, or any other substances or materials considered to be hazardous under Laws, including Environmental Laws, and Laws relating to the protection of natural resources;

(vi) All obligations arising from contractual requirements, and demands made by Governmental Authorities or parties claiming a vested interest in any part of the Assets; and

(vii) Obtaining and maintaining all bonds and securities, including supplemental or additional bonds or other securities, that may be required by contract or by Governmental Authorities.

Section 12.04       Environmental Obligations. Provided Closing occurs and to the extent not otherwise addressed by the express provisions of this Agreement, Buyer assumes full responsibility and liability for the following occurrences, events, conditions, and activities on, or related to, or attributable to Seller’s ownership or operation of the Assets (the “Environmental Obligations”) regardless of whether arising from Seller’s ownership or operation of, or relating to, the Assets before or after the Closing Date, and regardless of whether resulting from any acts or omissions of Seller or its Representatives (INCLUDING THOSE ARISING FROM THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF SELLER OR ANY OF SELLER’S REPRESENTATIVES) or the condition, including the environmental condition of the Assets when acquired:

(a) Environmental pollution or contamination, including pollution or contamination of the soil, groundwater, or air by Hydrocarbons, drilling fluid and other chemicals, brine, produced water, NORM, asbestos containing materials, lead based paint, mercury, or any other substance, and any other violation of Environmental Laws or Laws now or hereafter in effect relating to the protection of natural resources;

(b) Underground injection activities and waste disposal;

(c) Clean-up responses, and the cost of remediation, control, assessment, or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons, or storage tanks;

(d) Failure to comply with applicable land use, surface disturbance, licensing, or notification requirements;

(e) Disposal on the Assets of any hazardous substances, wastes, materials, and products generated by or used in connection with the ownership, development, operation, or abandonment of any part of the Assets;

(f) Non-compliance with Environmental Laws (now or hereafter in effect); and

(g) Notwithstanding the other provisions of this Agreement, if after the Closing, but in no event later than July 31, 2010, any third party or Buyer asserts an Environmental Claim pertaining to the Assets or any portion thereof that arises from an act, omission, condition, or other event which (i) occurred prior to the Closing Date and (ii) the out-of-pocket costs of resolving such Environmental Claim, including the cost to remediate in accordance with applicable Environmental Laws, or damages incurred with respect thereto, exceeds Thirty Five Thousand Dollars ($35,000.00) net to Seller's interest (individually a "Retained Environmental Liability" and collectively the "Retained Environmental Liabilities"), Buyer may notify Seller in writing to assume such Environmental Claim relating to such Retained Environmental Liabilities in accordance with the terms of this Section 12.04(g). For purposes of this Section 12.04(g), “Environmental Claim” shall mean any Claim asserted by any Governmental Authority or any person, corporation, or other entity, including Buyer, that constitutes an Environmental Defect as such term is defined in Section 4.10(a) hereof.  Such written notice shall describe the details known to Buyer of the Environmental Claim relating to such Retained Environmental Liability, and Buyer shall concurrently furnish to Seller all information available to Buyer relating to such Environmental Claim.  If Buyer timely notifies Seller of such Environmental Claim relating to a Retained Environmental Liability on or before July 31, 2010, Seller shall retain the risk, cost, expense, and liability related to such Retained Environmental Liability.  It is agreed that Seller and Buyer will cooperate with each other in connection with the disposition of any Retained Environmental Liability, which disposition may require either remediation or such other disposition as Seller and Buyer shall mutually agree.  However, for Assets which were operated by Seller prior to the Closing Date, if Seller and Buyer are unable to agree upon the disposition of the Retained Environmental Liability, Seller shall be required to either have the affected Asset reassigned to Seller and refund the Allocated Value of such affected Asset to Buyer net of its revenues and expenses, or remediate or otherwise resolve same, in either event, at its sole risk, cost, expense, and liability in accordance with applicable Environmental Law and to Buyer’s reasonable satisfaction, and for non-operated Assets, Seller shall either have the affected Asset reassigned to Seller and refund the Allocated Value of such affected Asset to Buyer net of its revenues and expenses, or pay to Buyer the share of costs required to remediate or otherwise resolve the Retained Environmental Liability, in either event, at its sole risk, cost, expense, and liability in accordance with applicable Environmental Law and to Buyer’s reasonable satisfaction.  As to either operated or non-operated Assets affected by a Retained Environmental Liability and to which Seller and Buyer are unable to agree as to the manner of remediation or other resolution, Seller may elect to submit such issue to arbitration in accordance with the provisions of Section 4.13 and upon the decision by the arbitrator, Seller shall either perform such decided remediation or other resolution or pay Buyer in accordance with such decision, or have the affected Asset(s) reassigned to Seller and refund the Allocated Value of such affected Asset to Buyer net of its revenues and expenses, with whichever course is decided to be at Seller’s sole risk, cost, expense, and liability.  Seller shall release and indemnify, defend and hold Buyer and its Representatives harmless from and against any and all Claims caused by, resulting from, or incidental to any of the Assets reassigned to Seller pursuant to this Section 12.04(g).  Notwithstanding the provisions of this Section 12.04(g), Seller shall have no obligation under this Section 12.04(g) unless the aggregate value of all Retained Environmental Liabilities exceeds Two Hundred Fifty Thousand Dollars ($250,000.00), which amount is a threshold, not a deductible, and if such threshold is exceeded, the obligations provided in this Section 12.04(g) shall be from the first dollar. The provisions of this Section 12.04(g) shall have no applicability to the Plugging and Abandonment Obligations addressed in Section 12.03, but this Section 12.04(g) shall not absolve Seller from any of its Retained Obligations.

Section 12.05       Definition of Claims.  Except as expressly provided in Section 4.09(a)(viii) and Section 7.03(a) that specifically operate to include Buyer, the term “Claims” means any and all direct or indirect, demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, Taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, losses, costs, and expenses (including costs and expenses of operating the Assets) of any kind or character asserted by a third party (whether or not asserted prior to Closing, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), including penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims. Without limiting the generality of the foregoing, the term “Claims” specifically includes any and all Claims arising from, attributable to or incurred in connection with any (a) breach of contract, (b) loss or damage to property, injury to or death of persons, and other tortuous injury and (c) violations of applicable Laws, including Laws relating to the protection of natural resources, Environmental Laws (each as now or hereafter in effect) and any other legal right or duty actionable at law or equity.

Section 12.06       Application of Indemnities.

(a) All indemnities set forth in this Agreement extend to the officers, directors, partners, managers, members, shareholders, agents, contractors, employees, and affiliates of the indemnified party (“Representatives”).

(b) UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY AND RELEASE, AND WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT APPLY, REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ITS REPRESENTATIVES) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED

CLAIM, INCLUDING INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF, OR IN CONNECTION WITH THE CONDITION OF THE ASSETS OR THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE (BUT NOT SECURITIES FRAUD CLAIMS THAT REQUIRE SCIENTER OR KNOWLEDGE AS ONE ELEMENT OF THE CAUSE OF ACTION, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD BY THE INDEMNIFIED PARTY),  STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE INDEMNIFIED PARTY OR ANY OF ITS REPRESENTATIVES.

(c) NEITHER BUYER NOR SELLER SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY, RESPECTIVELY, AND EACH PARTY RELEASES THE OTHER PARTY FROM AND WAIVES, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES SUFFERED BY SUCH PARTY EXCEPT THAT IF THE DISPUTE BETWEEN SELLER AND BUYER IS BASED ON A FAILURE OF THE TRANSACTION CONTEMPLATED HEREBY TO CLOSE, THE SOLE AND EXCLUSIVE REMEDIES SHALL BE THOSE PROVIDED FOR IN SECTION 2.02. BUYER AND SELLER WAIVE, AND RELEASE EACH OTHER FROM ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY, AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, AFFILIATES, OR PARENTS OF A PARTY) FOR WHICH A PARTY OWES THE OTHER PARTY AN INDEMNITY UNDER THIS AGREEMENT SHALL NOT BE WAIVED. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT IS CONSPICUOUS.

(d) The indemnities of the indemnifying Party in this Agreement do not cover or include any amounts that the indemnified party may legally recoup from other third party owners under applicable joint operating agreements or other agreements, and for which the indemnified party is reimbursed by any third party. The indemnifying Party will pay all costs incurred by the indemnified party in obtaining reimbursement from third parties. There will be no upward or downward adjustment in the Purchase Price as a result of any matter for which Buyer or Seller is indemnified under this Agreement.

Section 12.07       Buyer’s Indemnity.  Subject to Section 12.10, Buyer shall release and indemnify, defend and hold Seller and its Representatives harmless from and against any and all Claims caused by, resulting from, or incidental to the Assumed Obligations, and any Claims caused by, resulting from, or attributable to (a) any inaccuracy of any representation or warranty of Buyer set forth in this Agreement, or (b) any Breach of, or failure to perform or satisfy any of the covenants and obligations of Buyer hereunder.

Section 12.08       Seller’s Indemnity.  Subject to Section 12.10, Seller shall release and indemnify, defend and hold Buyer and its Representatives harmless from and against any and all Claims caused by, resulting from, or incidental to the Retained Obligations, and any Claims caused by, or resulting from, or attributable to the Breach of any representation or warranty of Seller set forth in Sections 5.01 to 5.06, inclusive, or Section 5.10 or Section 5.18 of this Agreement.

Section 12.09       Notices and Defense of Indemnified Claims.  Each Party shall immediately notify the other Party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement. The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any Claim for which the indemnifying Party has agreed to release and indemnify and hold the indemnified Party harmless under this Agreement; provided, however, that the failure to give such notice shall not relieve the indemnifying Party from its obligations unless such failure to give notice actually prejudices the indemnifying Party and so long as the notice is given within the period set forth in Section 12.10.  The indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such Claim at its own expense.

Section 12.10       Survival.  Except as otherwise specifically provided in this Agreement, the representations, warranties, covenants, and agreements of the Parties set forth herein shall not survive the Closing and the consummation of the transactions contemplated hereby; provided that the representations and warranties set out in (i) Sections 5.01 to 5.06, inclusive, and Sections 6.01  to 6.04, inclusive, shall survive the Closing for the period of the applicable statute of limitations and (ii) Section 5.10 and Section 5.18 shall survive until July 31, 2010. Buyer and Seller each covenant not to sue the other based upon any alleged Breach of any such representations or warranties that do not survive the Closing and as to representations that survive the Closing, the provisions of Section 12.06 shall apply. The indemnity of Seller as provided in Section 12.08 shall survive only for a period of twenty-four (24) months after the Closing, except that (i) the indemnity for any Breach of the representations contained in Section 5.10 or Section 5.18 shall survive only until July 31, 2010, and (ii) the indemnity for any Breach of the representations contained in Sections 5.01 to 5.06, inclusive, shall survive for the applicable statute of limitations (in each case, the “Survival Period”). Notwithstanding anything to the contrary, Buyer shall not be entitled to make, and hereby waives the right to assert, any claim for indemnity pursuant to the provisions of this Article 12 against Seller unless Buyer seeks indemnification for such claim by a written notice received by Seller on or before the end of the applicable Survival Period.  Anything in this Agreement to the contrary notwithstanding, after the respective Survival Periods have passed, all of the Retained Liabilities and all of Seller’s other liabilities and obligations with respect to the Assets (and all Claims with respect thereto) shall be deemed and constitute Assumed Obligations except to the extent of any Claims that (a) Buyer has notified Seller of on or before the end of the respective Survival Period in accordance with this Agreement, which Claims shall remain subject to Seller’s obligations as created by operation of Section 12.08, or (b) are caused by, result from, or are incidental to (i) any fraud or willful misconduct by Seller, (ii)  Claims made by any employee of Seller to the extent solely against Seller , or (iii) the Excluded Assets.  The indemnification obligations of Buyer and Seller set forth in Section 12.07 and Section 12.08, respectively, or elsewhere in this Agreement, shall not, as to either Party, exceed the Purchase Price.

Section 12.11       Exclusive Remedy.  The terms and provisions of this Article 12 and those provided in Article 2, Article 4, Article 7, Article 8, Article 9, Article 10, and Article 11 shall be the sole and exclusive remedy of each of the Parties indemnified hereunder with respect to the representations, warranties, covenants, and agreements of the Parties set forth in this Agreement and the other documents executed and delivered hereunder; provided, however, that the terms of this Section 12.11 shall not be applicable to the extent that a Party has committed fraud, securities fraud (where one of the elements of the cause of action is scienter or knowledge), willful misconduct, or gross negligence.

Section 12.12       Defenses and Counterclaims.  Each Party that is required to assume any obligation or liability of the other Party pursuant to this Agreement or that is required to release and defend, indemnify or hold the other Party harmless hereunder shall, notwithstanding any other provision hereof to the contrary, be entitled to the use and benefit of all defenses (legal and equitable) and counterclaims of such other Party in defense of third party Claims arising out of any such assumption or indemnification.

Section 12.13      Anti-Indemnity Statute.  Buyer and Seller agree that with respect to any statutory limitations now or hereafter in effect affecting the validity or enforceability of the indemnities provided for in this Agreement, such indemnities shall be deemed amended in order to comply with such limitations. This provision concerning statutory limitations shall not apply to indemnities for all liabilities of the indemnifying Party which are covered by such Party’s insurance.

ARTICLE 13

DISCLAIMERS; CASUALTY LOSS AND CONDEMNATION

Section 13.01       Disclaimers of Representations and Warranties.  The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, whether express, implied, at common law, or statutory. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, INFORMATION IN RESPECT OF PRODUCTION IMBALANCES, OR THE QUALITY, QUANTITY, OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS, OR MATERIALITY OR SIGNIFICANCE OF ANY INFORMATION, DATA, GEOLOGICAL AND GEOPHYSICAL DATA (INCLUDING ANY INTERPRETATIONS OR DERIVATIVES BASED THEREON), OR OTHER MATERIALS (WRITTEN OR ORAL) CONSTITUTING PART OF THE ASSETS, NOW, HERETOFORE, OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, (c) THE CONDITION, INCLUDING, THE ENVIRONMENTAL CONDITION OF THE ASSETS, AND (d) THE COMPLIANCE OF SELLER’S PAST PRACTICES WITH THE TERMS AND PROVISIONS OF ANY AGREEMENT IDENTIFIED IN EXHIBIT A, OR ANY

SURFACE AGREEMENT, PERMIT, CONTRACT, OR APPLICABLE LAWS, INCLUDING ENVIRONMENTAL LAWS AND LAWS RELATING TO THE PROTECTION OF NATURAL RESOURCES, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 5. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES, BUILDINGS, OFFICES, TRAILERS, ROLLING STOCK, VEHICLES, AND GEOLOGICAL AND GEOPHYSICAL DATA (INCLUDING ANY INTERPRETATIONS OR DERIVATIVES BASED THEREON)  CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY IMPLIED OR EXPRESS WARRANTY THAT ANY DATA TRANSFERRED PURSUANT HERETO IS NONINFRINGING, (v) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (vi) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vii) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAWS, AND (viii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, OR LAWS RELATING TO THE PROTECTION OF THE ENVIRONMENT, HEALTH, SAFETY, OR NATURAL RESOURCES OR RELATING TO THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, INCLUDING ASBESTOS CONTAINING MATERIAL, LEAD BASED PAINT, MERCURY, OR ANY OTHER HAZARDOUS SUBSTANCES OR WASTES, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE ASSETS, INCLUDING ALL PERSONAL PROPERTY, EQUIPMENT, FACILITIES, INVENTORY, MACHINERY, FIXTURES, BUILDINGS, OFFICES, TRAILERS, VEHICLES, AND ROLLING STOCK INCLUDED IN THE ASSETS, SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT THE SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. BUYER REPRESENTS AND WARRANTS TO SELLER THAT BUYER WILL MAKE, OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH ASSETS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAWS (INCLUDING ENVIRONMENTAL LAWS AND LAWS RELATING TO THE PROTECTION OF NATURAL RESOURCES, HEALTH, SAFETY, OR THE ENVIRONMENT) TO BE EFFECTIVE, THE DISCLAIMERS OF THE WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR ALL PURPOSES.

Section 13.02       NORM.  BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT AND OTHER ASSETS. THE ASSETS SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS, AND A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE ASSETS BY REASON

THEREOF. THEREFORE, BUYER MAY NEED TO AND SHALL FOLLOW SAFETY PROCEDURES WHEN HANDLING THE EQUIPMENT AND OTHER ASSETS.

Section 13.03       Casualty Loss; Condemnation.

(a) Except as otherwise provided in this Agreement, Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from and after the Effective Time, including with respect to the depletion of Hydrocarbons, the watering-out of any well, the collapse of casing, sand infiltration of wells, and the depreciation of personal property.

(b) In the event of damage by fire or other casualty (or casualties occur) to the Assets after the Effective Time and prior to the Closing, that result in a reduction in the value of the Assets in excess of ten percent (10%) of the Purchase Price (“Casualty Loss”), Buyer or Seller may elect to terminate this Agreement.  If this Agreement is not so terminated, then this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss, and at Buyer’s sole option, (i) Seller shall retain such Asset subject to such Casualty and such Asset shall be the subject of an adjustment to the Purchase Price in the same manner set forth in Section 4.03 hereof, or (ii) at the Closing, Seller shall pay to Buyer all sums paid to Seller by reason of such Casualty Loss, provided, however, that the Purchase Price shall not be adjusted by reason of such payment, and Seller shall assign, transfer, and set over unto Buyer all of the right, title, and interest of Seller in and to such Asset and any unpaid awards or other payments arising out of such Casualty Loss.

(c) For purpose of determining the value of a Casualty Loss, the Parties shall use the same methodology as applied in determining the value of a Title Defect as set forth in Section 4.03(a).

ARTICLE 14

MISCELLANEOUS

Section 14.01       Names.  As soon as reasonably possible after the Closing, but in no event later than 45 days after the Closing, Buyer shall remove the names of Seller and its affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to place the title or other indicia or responsibility of ownership, including operation of the Assets where applicable, in a name other than the name of the Seller or any of its affiliates, or any variations thereof.

Section 14.02       Expenses.  Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for any such expenses from the other Party.

Section 14.03       Document Retention.  As used in this Section 14.03, the term “Documents” shall mean all files, documents, books, records, and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including financial and tax accounting records; land, title and division order files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than six (6) years following the Closing Date (or for such longer period as may be required by Laws of any Governmental Authority), and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of any of the Documents at its expense.

Section 14.04       Entire Agreement.  This Agreement, the documents to be executed and delivered hereunder, and the Exhibits, Schedules, and Appendices attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof; provided, however, that this Agreement does not supersede that certain Confidentiality Agreement dated October 20, 2009, by and between the Seller and Buyer, which agreement shall not survive the Closing.  Nor does this Agreement supersede that certain Confidentiality Agreement dated November 9, 2009, by and between Typhoon Energy and Seller, which agreement shall remain in effect in accordance with its terms.  No supplement, amendment, alteration, modification, or waiver of this Agreement shall be binding unless executed in writing by each of the Parties and specifically referencing this Agreement.

Section 14.05       Waiver.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.06       Construction.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 14.07       No Third Party Beneficiaries.  Except as provided in Section 12.06(a), nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy, or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.

Section 14.08      Assignment.  Except as provided in Section 2.04, no Party may assign or delegate any of its rights or duties hereunder to any individual or entity other than an affiliate of such Party without the prior written consent of the other Party and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns, and legal representatives.  Notwithstanding any assignment to an affiliate, Buyer shall nevertheless remain liable to Seller in accordance with the terms of this Agreement.

Section 14.09       Governing Law; Venue.  This Agreement, the other documents delivered pursuant hereto, and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Colorado. Any litigation arising out of this Agreement shall only be brought before the Federal or state courts sitting in the City and County of Denver, Colorado, and the Parties irrevocably waive any right to choose or request any other venue.

Section 14.10       Notices.  Any notice, communication, request, instruction, or other document required or permitted hereunder (including notices of Title Defects and Environmental Defects) shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight delivery service, electronically, or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective and deemed given only upon receipt.

Seller:	ST. MARY LAND & EXPLORATION COMPANY 777 N. Eldridge Parkway, Suite 1000 Houston, TX 77079 Attention: Kenneth Knott Fax No.: 281-677-2810 Tel. No.: 281-677-2791 Email: kknott@stmaryland.com
With a copy which shall not constitute notice to:	ST. MARY LAND & EXPLORATION COMPANY 1776 Lincoln Street, Suite 700 Denver, CO 80203 Attention: Milam Randolph Pharo Fax No.: 303-861-0934 Tel. No.: 303-863-4313 Email: rpharo@stmaryland.com
Buyer:	SEQUEL ENERGY, LLC 1600 Stout Street, Suite 1900 Denver, CO 80202 Attn: Douglas W. York Phone 303-468-2106 Fax 303-446-0698 Email dyork@sequelenergy.com
Either Party may, by written notice delivered to the other Party, change its address for notice purposes hereunder.

Section 14.11       Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.12       Interpretation.  This Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party

(nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting, or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:

(a) A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

(b) If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence. If there is any conflict between the provisions of any Assignment or other transaction documents attached to this Agreement as an Exhibit and the provisions of any Assignment and other transaction documents actually executed by the parties, the provisions of the executed Assignment and other executed transaction documents shall take precedence.

(c) Schedules and Exhibits referred to herein are hereby incorporated and made a part of this Agreement for all purposes by such reference.

(d) The omission of certain provisions of this Agreement from the Assignment does not constitute a conflict or inconsistency between this Agreement and the Assignment, and will not effect a merger of the omitted provisions. To the fullest extent permitted by Laws, all provisions of this Agreement are hereby deemed incorporated into the Assignment by reference.

(e) The words “includes” and “including” and their derivatives means “includes, but not limited to” or “including, but not limited to,” and corresponding derivative meanings.

(f) The Article, Section, Exhibit, and Schedules references in this Agreement refer to the Articles, Sections, Exhibits, and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

(g) The terms “knowledge” or “knowingly,” whether or not capitalized, shall mean the actual knowledge of a Party’s employees who, as of Closing are in a supervisory capacity responsible for the ownership and operation of the Assets and any material facts relating thereto, after a due and diligent inquiry.

(h) The adjective, “material”, whether or not capitalized, shall mean a situation, circumstance, consequence, or concept that could reasonably be expected to diminish the value, use, operations, or development of the Assets by more than $10,000.

(i) The term “Material Adverse Effect” shall mean any defect, condition, change, or effect (other than with respect to which an adjustment to the Purchase Price has been made) that when taken together with all other such defects, conditions, changes, and effects diminishes the value, use, operations or development of the Assets by more than $1,000,000.00. Notwithstanding the foregoing, the following shall not be considered in determining whether a Material Adverse Effect has occurred:

(i) Fluctuations in commodity prices;

(ii) Changes in Laws or Environmental Laws; or

(iii) Changes in the oil and gas industry that do not have a disproportionate impact on the ownership and operation of the Assets.

(j) “Breach” shall mean any breach of, or any falsity or inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other contract, agreement, or instrument contemplated by this Agreement or any event which with the passing of time or the giving or notice, of both, would constitute such a breach, inaccuracy, or failure; provided that to constitute a Breach, such breach, inaccuracy, or failure must be material to the subject matter regarding which the Breach is asserted.

(k) “Tax” means all taxes and any other assessments, duties, fees, levies, or other charges imposed by a Governmental Authority based on or measured by the value of the Assets, the production of Hydrocarbons, the receipt of proceeds with respect to such Assets or Hydrocarbons, or otherwise related in any manner or attributable to the Assets or the production of Hydrocarbons including any production tax, windfall profits tax, severance tax, personal property tax, real property tax, or ad valorem tax, together with any interest, fine, or penalty thereon, or in addition thereto.

(l) The plural shall be deemed to include the singular, and vice versa.

Section 14.13       Time of the Essence.  Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 14.14       Counterpart Execution.  This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.  In the event that this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format date file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

To facilitate the execution and recording of the conveyance of the Assets from Seller to Buyer, the Parties agree that they may execute multiple assignments substantially in the form attached as Exhibit E which contain only that portion of the Assets that are located in a particular county, and all such assignments shall constitute a single conveyance

Section 14.15       Buyer’s Obligations Several Not Joint.  Anything to the contrary notwithstanding, the obligations and liability of each Party Buyer, arising under and in connection with this Agreement shall be several and not joint. Any representations, warranties, or covenants relating to the organization, existence, power, and authority of “Buyer” and the execution and delivery of this Agreement by “Buyer”, are made individually by each Party Buyer only as to its organization, existence, power, and authority and its execution and delivery of this Agreement.

Section 14.16       No Solicitation.  Without the prior written consent of Seller, neither Buyer nor any of its or their affiliated entities (“affiliates”) will for a period of six (6) months from the date of this Agreement directly or indirectly solicit for employment any person who is now employed by Seller except that Buyer and its or their affiliates shall not be precluded from hiring any such employee or other person who (1) initiates discussions regarding such employment without any direct or indirect solicitation by Buyer or any of its or their affiliates; (2) responds to any advertisement placed by Buyer or any of its or their affiliates to the public or the industry generally; or (3) has been terminated (and not rehired) by Seller prior to commencement of employment discussions between Buyer or any of its or their affiliates and such employee or other person.

Section 14.17       Seller’s Option to Purchase Leasehold.  Provided Closing occurs, an affiliate of Three Forks Energy Partners, LLC, a Party Buyer to this Agreement, (the affiliate hereby designated “Optionor”), hereby grants to Seller the option to purchase all of its leases and the leases that result from the exercise of any option to lease, all as are within the outline on Exhibit G (“Option Leases”) for the price of One Thousand Dollars ($1000.00) per net mineral acre covered by such leases (“Option”).  Optionor shall set forth the terms of the Option in a separate agreement (“Option Agreement”) and present it to Seller no later than five business days after the execution of this Agreement, which once executed shall solely supersede the terms of this Section 14.17 and no other section of this Agreement.  The Option Agreement shall contain the following general terms.  Optionor shall deliver to Seller a schedule of lands under lease or under an option to lease, which Optionor shall exercise and convert to leasehold if Seller exercises the Option.  Seller shall have fourteen (14) days after Closing to elect to exercise the Option.  Optionor shall deliver no less than an eighty percent (80%) net revenue interest in the Option Leases.  Seller shall have no less than sixty (60) days from the date of its election to perform title review of the Option Leases.  Seller shall be entitled to assert and resolve Title Defects according to the terms Article 4 of this Agreement, without consideration of Section 4.14.  Seller shall not be required to take Option Leases with uncured or unwaived Title Defects.  With the exception of Optionor, Seller shall have no recourse for any term of this Section 14.17 against Buyer.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:

ST. MARY LAND & EXPLORATION COMPANY

By: /s/ MILAM RANDOLPH PHARO
Name: Milam Randolph Pharo
Title:  Senior Vice President and General Counsel

BUYERS:

SEQUEL ENERGY PARTNERS, LP
By: Sequel Operating I, LLC, its General Partner
By: Sopris Resources, LLC, its Manager

                    /s/ DOUGLAS W. YORK

Douglas W. York
Manager

BAKKEN ENERGY PARTNERS, LLC
BY: Sopris Resources, LLC, its Manager

                    /s/ DOUGLAS W. YORK

Douglas W. York
Manager

THREE FORKS ENERGY PARTNERS, LLC
BY: Sopris Resources, LLC, its Manager

                    /s/ DOUGLAS W. YORK

Douglas W. York
Manager

The following is a list of schedules and exhibits to the Purchase and Sale Agreement that were omitted from Exhibit 2.6 pursuant to the provisions of Item 601(b)(2) of Regulation S-K.  St. Mary Land & Exploration company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange commission upon request.

1.   Exhibit A          Subject Interests and Surface Agreements
2.   Exhibit B          Wells
3.   Exhibit C          Excluded Assets
4.   Exhibit D          Allocated Values
5.   Exhibit E          Form of Assignment and Bill of Sale
6.   Exhibit F          Form of Transition Services Agreement
7.   Exhibit G          Marcellus Leasehold Subject to Option
8.   Schedule 1.02(g)           Production Imbalances
9.   Schedule 4.06            Rights of Preferential Purchase
10. Schedule 4.07            Consents to Assignment
11. Schedule 5.06            Litigation
12. Schedule 5.08            Authorizations for Expenditures
13. Schedule 5.10            Plugging Obligations
14. Schedule 5.14            Inactive Wells
15. Schedule 5.17            Production Sales Agreements
16. Schedule 5.21            Non-Transferable Permits